Exhibit 10.1

EXECUTION COPY

FIFTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT
among
MANITOWOC FUNDING, LLC
and
MANITOWOC CAYMAN ISLANDS FUNDING LTD.
as Sellers,
THE MANITOWOC COMPANY, INC.,
GARLAND COMMERCIAL RANGES LIMITED,
CONVOTHERM-ELEKTROGERÄTE GMBH,
MANITOWOC DEUTSCHLAND GMBH,
MANITOWOC FOODSERVICE UK LIMITED
and
THE OTHER PERSONS FROM TIME TO TIME PARTY HERETO,
as Servicers,
and
WELLS FARGO BANK, N.A.,
as Purchaser and as Agent
Dated as of December 15, 2014

PAGE

ARTICLE I	AMOUNTS AND TERMS OF THE PURCHASES
2

Section 1.1	Purchase Facility
2

Section 1.2	Making Investments
3

Section 1.3	Transfer of 100% of Pool Receivables and other Purchased Assets
4

Section 1.4	Terms and Conditions for Sale, Assignment, Conveyance, and Transfer
5

Section 1.5	Computation of the Purchased Assets Coverage Percentage; Application of Collections by Currency; Conversion of Currencies
7

Section 1.6	Settlement Procedures
8

Section 1.7	Discount and Fees
11

Section 1.8	Payments and Computations, Etc
12

Section 1.9	Increased Costs
13

Section 1.10	Requirements of Law
13

Section 1.11	Inability to Determine Eurodollar Rate
14

Section 1.12	Sellers Jointly and Severally Liable for Obligations
15

ARTICLE II	REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS
18

Section 2.1	Representations and Warranties; Covenants
18

Section 2.2	Termination Events
18

ARTICLE III	INDEMNIFICATION
18

Section 3.1	Indemnification
18

PAGE

ARTICLE IV	ADMINISTRATION AND COLLECTIONS
22

Section 4.1	Appointment of Servicers
22

Section 4.2	Duties of Servicer
23

Section 4.3	Establishment and Use of Certain Accounts
24

Section 4.4	Enforcement Rights
26

Section 4.5	Responsibilities of the Sellers
27

Section 4.6	Servicing Fee
27

ARTICLE V	MISCELLANEOUS
28

Section 5.1	Amendments, Etc
28

Section 5.2	Notices, Etc
28

Section 5.3	Assignability
28

Section 5.4	Costs, Expenses and Taxes
29

Section 5.5	Severability
29

Section 5.6	Confidentiality
29

Section 5.7	GOVERNING LAW AND JURISDICTION
30

Section 5.8	Execution in Counterparts
30

Section 5.9	Survival of Termination
30

Section 5.10	WAIVER OF JURY TRIAL
30

Section 5.11	Entire Agreement
31

Section 5.12	Headings
31

Section 5.13	Purchaser’s and Agent’s Liabilities
31

PAGE

Section 5.14	Mutual Negotiations
31

Section 5.15	USA Patriot Act
31

Section 5.16	Register
32
EXHIBITS
Exhibit I    Definitions
Exhibit II    Conditions of Investments and Reinvestments
Exhibit III    Representations and Warranties
Exhibit IV    Covenants
Exhibit V    Termination Events
Exhibit VI    Supplemental Representations, Warranties and Covenants
SCHEDULES
Schedule I    Notices

Schedule II	Lock-Box Banks, Lock-Box Accounts, Lock-Boxes and Post Office Boxes; Collection Accounts
Schedule III    Trade Names
Schedule IV    Credit and Collection Policy
Schedule V    Special Obligors
Schedule VI    Purchaser’s Account
Schedule VII    Sellers’ Accounts

Schedule VIII	Excluded Accounts, Lock-Box Accounts, Lock-Boxes and Post Office Boxes

Schedule IX	Specified Receivable Obligors

ANNEXES
Annex A    Form of Investment Notice
Annex B    Form of Monthly Report
Annex C    Form of Paydown Notice

FIFTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT
This FIFTH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 15, 2014 by and among the following parties:

(i)	MANITOWOC FUNDING, LLC, a Nevada limited liability company (the “U.S. Seller”);

(ii)
MANITOWOC CAYMAN ISLANDS FUNDING LTD., an exempted company limited by shares established under the laws of the Cayman Islands (the “Cayman Seller”; together with the U.S. Seller, collectively, the “Sellers”);

(iii)	THE MANITOWOC COMPANY, INC., a Wisconsin corporation (“Manitowoc”), as a Servicer;

(iv)	GARLAND COMMERCIAL RANGES LIMITED, a corporation amalgamated under the laws of Ontario (“Garland”), as a Servicer;

(v)	CONVOTHERM-ELEKTROGERÄTE GMBH, a limited liability company (GmbH) organized under the laws of the Federal Republic of Germany (“Convotherm”), as a Servicer;

(vi)	MANITOWOC DEUTSCHLAND GMBH, a limited liability company (GmbH) organized under the laws of the Federal Republic of Germany (“Manitowoc Deutschland”), as a Servicer;

(vii)	MANITOWOC FOODSERVICE UK LIMITED, a private limited company incorporated under the laws of England (“Foodservice UK”), as a Servicer; and

(viii)
WELLS FARGO BANK, N.A. (“Wells”), as purchaser (in such capacity, together with its successors and assigns in such capacity, the “Purchaser”), and as agent for the Purchaser (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. References in the Exhibits hereto to “the Agreement” refer to this Agreement, as amended, amended and restated, modified or supplemented from time to time.
On the terms and subject to the conditions set forth herein, (i) each Seller desires to sell, transfer and assign receivables to the Purchaser, (ii) the Purchaser desires to acquire such receivables from time to time and (iii) the Servicers desire to service such receivables.

This Agreement amends and restates in its entirety, as of the Closing Date, that certain Fourth Amended and Restated Receivables Purchase Agreement, dated as of September 26, 2012 (as amended, restated, supplemented or otherwise modified prior to the Closing Date, the “Existing Agreement”), among the Sellers, Manitowoc, Garland, Convotherm, the Purchaser and the Agent. Notwithstanding the amendment and restatement of the Existing Agreement by this Agreement, (i) the Sellers, Manitowoc, Garland and Convotherm shall continue to be liable to the Purchaser, the Agent or any other Indemnified Party or Affected Person (as such terms are defined in the Existing Agreement) for fees and expenses which are accrued and unpaid under the Existing Agreement on the Closing Date (collectively, the “Existing Agreement Outstanding Amounts”) and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the Closing Date and (ii) the security interest created under the Existing Agreement shall remain in full force and effect as security for such Existing Agreement Outstanding Amounts until such Existing Agreement Outstanding Amounts have been paid in full. Upon the effectiveness of this Agreement, each reference to the Existing Agreement in any Transaction Document or in any other document, instrument or agreement shall mean and be a reference to this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES
Section 1.1    Purchase Facility.
(a)    On the terms and conditions hereinafter set forth, including the conditions set forth in Exhibit II hereto, the Purchaser hereby agrees to make Investments (as such term is defined in Section 1.4(a) below) and Reinvestments (as such term is defined in Section 1.4(b) below) in the Purchased Assets from time to time from the Closing Date to the Facility Termination Date; provided, however, that under no circumstances shall the Purchaser make any such Investment or Reinvestment if, after giving effect thereto:
(i)    (A) the Aggregate Capital would exceed the Investment Limit or (B) solely with respect to (I) any Investment and (II) the first Reinvestment occurring on or after each Settlement Date, the Aggregate Capital would exceed the Net Investment Limit;
(ii)    the Purchased Assets Coverage Percentage would exceed 100%;
(iii)    solely with respect to (A) any Investment and (B) the first Reinvestment occurring on or after each Settlement Date, the U.S. Capital would exceed the aggregate Net Outstanding Balance of all Eligible Receivables denominated in U.S. Dollars that are then included in the Receivables Pool;
(iv)    solely with respect to (A) any Investment and (B) the first Reinvestment occurring on or after each Settlement Date, the CAD Capital would exceed the aggregate

Net Outstanding Balance of all Eligible Receivables denominated in Canadian Dollars that are then included in the Receivables Pool;
(v)    solely with respect to (A) any Investment and (B) the first Reinvestment occurring on or after each Settlement Date, the Euro Capital would exceed the aggregate Net Outstanding Balance of all Eligible Receivables denominated in Euro that are then included in the Receivables Pool; or
(vi)    solely with respect to (A) any Investment and (B) the first Reinvestment occurring on or after each Settlement Date, the GBP Capital would exceed the aggregate Net Outstanding Balance of all Eligible Receivables denominated in GBP that are then included in the Receivables Pool.
(b)    The Sellers may, upon at least five (5) Business Days’ joint written notice to the Agent, reduce the unused portion of the Investment Limit in whole or in part (but not below the amount that would cause the Aggregate Capital to exceed the Net Investment Limit after giving effect to such reduction); provided that each partial reduction shall be in the amount of at least one million dollars ($1,000,000) or an integral multiple of one hundred thousand dollars ($100,000) in excess thereof; provided, further, that unless reduced to zero, the Investment Limit shall in no event be reduced below fifty million dollars ($50,000,000) pursuant to this clause (b).
Section 1.2    Making Investments.
(a)    Each Investment by the Purchaser hereunder shall be made upon a Seller’s request (or the request of a Servicer on its behalf) evidenced by an irrevocable written notice in the form of Annex A (each, an “Investment Notice”) delivered to the Agent in accordance with Section 5.2, which Investment Notice must be received by the Agent (I) with respect to Investments in U.S. Dollars, prior to 1:00 p.m., New York time on or before one (1) Business Day prior to the requested Investment Date and (II) with respect to Investments in any other Approved Currency, prior to 3:00 p.m., London time on or before one (1) Business Day prior to the requested Investment Date. The Sellers hereby agree (I) to deliver no more than 6 Investment Notices, in the aggregate, to the Agent during any calendar month, (II) not to deliver any Investment Notice to the Agent requesting an Investment in a currency for which any other Investment Notice for an Investment denominated in such currency is currently outstanding and (III) that an Investment denominated in any Approved Currency other than U.S. Dollars shall be funded only to the Cayman Seller. Neither the Purchaser nor the Agent shall have any obligation (including any obligation to fund any requested Investment) with respect to any Investment Notice delivered in violation of the immediately preceding sentence. Each such Investment Notice shall specify:
(i)    the amount and Approved Currency of the Capital requested to be paid by the Purchaser to the Seller in connection with such Investment; provided that such amount shall not be less than (A) one million U.S. Dollars ($1,000,000) or an integral multiple of one hundred thousand Dollars ($100,000) in excess thereof for Investments in U.S. Dollars, (B) one million Euros (€1,000,000) or an integral multiple of one hundred thousand Euros (€100,000) in excess thereof for Investments in Euros, (C) one million Canadian Dollars (CAD 1,000,000) or an integral multiple of one hundred thousand Canadian Dollars (CAD

100,000) in excess thereof for Investments in Canadian Dollars and (D) one million GBP (£1,000,000) or an integral multiple of one hundred thousand GBP (£100,000) in excess thereof for Investments in GBP;
(ii)    the requested Investment Date (which shall be a Business Day);
(iii)    a pro forma calculation of the Purchased Assets Coverage Percentage after giving effect to the requested Investment; and
(iv)    the other information contemplated by Annex A.
(b)    On each Investment Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Exhibit II hereto, make available to the Agent at the Agent’s office at its address determined pursuant to Section 5.2, an amount equal to the Capital of the Investment being funded by the Purchaser (set forth in the related Investment Notice delivered in accordance with Section 1.2(a)) in same day funds denominated in the applicable Approved Currency, and after the Agent’s receipt of such funds, the Agent shall make such funds immediately available to the applicable Seller at the applicable account set forth on Schedule VII. The Purchaser may, if it so elects, fulfill its commitment to make any Investment in an Approved Currency other than U.S. Dollars by causing a foreign branch (a “Foreign Branch”) or Affiliate of the Purchaser to make such Investment; provided that in such event for the purposes of this Agreement such Investment shall be deemed to have been made by the Purchaser and the obligation of the Sellers to repay the Capital of such Investment shall nevertheless be to the Purchaser and shall be deemed held by it, to the extent of the Capital of such Investment, for the account of such branch or Affiliate.
Section 1.3    Transfer of 100% of Pool Receivables and other Purchased Assets.
(a)    Sale of Receivables. Notwithstanding the otherwise applicable conditions precedent to Investments hereunder, upon effectiveness of this Agreement in accordance with its terms, (i) the Purchaser shall be deemed to have made a U.S. Capital Investment equal to the outstanding “U.S. Capital” under, and as defined in, the Existing Agreement, (ii) the Purchaser shall be deemed to have made a Euro Capital Investment equal to the outstanding “Euro Capital” under, and as defined in, the Existing Agreement, (iii) the Purchaser’s outstanding U.S. Capital hereunder after giving effect to such deemed Investment (but prior to giving effect to any other Investment hereunder) shall be equal to the “U.S. Capital” that was outstanding under, and as defined in, the Existing Agreement immediately prior to the effectiveness of this Agreement and (iv) the Purchaser’s outstanding Euro Capital hereunder after giving effect to such deemed Investment (but prior to giving effect to any other Investment hereunder) shall be equal to the “Euro Capital” that was outstanding under, and as defined in, the Existing Agreement immediately prior to the effectiveness of this Agreement. In consideration of such initial Investment and the entry into this Agreement by the Agent and the Purchaser and the Purchaser’s agreement to make payments to the Sellers from time to time in accordance with Section 1.4, effective on the Closing Date, each Seller hereby sells, conveys, transfers and assigns to the Purchaser, all of such Seller’s right, title and interest in and to the following (collectively, the “Purchased Assets”): (i) all such Seller’s Pool Receivables existing on the Closing Date or thereafter arising or acquired by such Seller from time to time prior to the Facility Termination Date, (ii) all Related Security, whether existing on the Closing Date or thereafter arising at any time and acquired by such Seller, (iii) all Collections with respect to the foregoing and (iv) the Purchase and Sale Agreements.
(b)    Purchase of Purchased Assets. On the terms and subject to the conditions hereof, the Purchaser hereby purchases and accepts from each Seller all such Seller’s Purchased Assets.
(c)    Obligations Not Assumed. The foregoing sale, assignment, conveyance, and transfer does not constitute and is not intended to result in the creation, or an assumption by the Purchaser or the Agent, of any obligation of any Seller, any Originator, any Servicer or any other Person under or in connection with the Receivables, any other Related Security or any Purchase and Sale Agreement, all of which shall remain the obligations and liabilities of such Seller, Originator, Servicer and/or other Person, as applicable.
(d)    Transfer of 100% of Financial Assets; No Offset. For the avoidance of doubt, on the terms and subject to the conditions set forth herein, (i) the Sellers are hereby selling to the Purchaser, and the Purchaser is hereby purchasing, 100% of the Sellers’ right, title and interest in the Purchased Assets (including, without limitation, 100% of the financial assets constituting the Pool Receivables), and accordingly (unless, notwithstanding the intent of the parties, such sale is not treated as a sale), the Sellers shall cease being creditors of the Obligors on the Pool Receivables and rather, the Purchaser shall be a creditor of such Obligors, and (ii) the Purchaser shall not offset the new Receivables acquired against the obligation to the Sellers to pay the Deferred Purchase Price.
Section 1.4    Terms and Conditions for Sale, Assignment, Conveyance, and Transfer. On the terms and subject to the conditions set forth herein, including Exhibit II, in consideration for the sale, assignment, conveyance and transfer of the Purchased Assets by each Seller to the Purchaser hereunder:
(a)    Investments. On the Closing Date, and thereafter from time to time prior to the Facility Termination Date, on request of a Seller for an Investment in accordance with Section 1.2(a), the Purchaser, in accordance with Section 1.2(b), shall pay to such Seller the amount of Capital in the Approved Currency requested by such Seller under Section 1.2(a). Each such payment is herein referred to as an “Investment”.
(b)    Reinvestments. On each Business Day prior to the Facility Termination Date, the Applicable Servicer, on behalf of the Purchaser, shall pay to the applicable Seller, out of Collections, the amount available for reinvestment in accordance with Section 1.6(b)(ii). Each such payment is herein referred to as a “Reinvestment”.
(c)    Deferred Purchase Price. The Applicable Servicer, on behalf of the Purchaser, shall pay to the applicable Seller, from Collections, the amounts payable to such Seller from time to time pursuant to Section 1.6(b)(ii), Section 1.6(b)(iv) and the last paragraph of Section 1.6(d) (such amounts, the “Deferred Purchase Price” with respect to the Purchased Assets) at the times specified in such Sections and determined in accordance with Section 1.8(f).
(d)    Payments to Sellers Limited to Collections. Notwithstanding any provision contained in this Agreement to the contrary, neither the Agent nor the Purchaser shall be obligated to pay any amount to any Seller as the purchase price (including, without limitation, in respect of the Deferred Purchase Price) for the Purchased Assets pursuant to clauses (b) and (c) above except to the extent of Collections on the Pool Receivables available for distribution to such Seller in accordance with this Agreement. Any amount that the Agent or the Purchaser does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate obligation of the Agent or the Purchaser for any such insufficiency unless and until such amount becomes available for distribution to the applicable Seller in accordance with the last paragraph of Section 1.6(d).
(e)    Intent of the Parties. The Sellers, the Servicers, the Agent and the Purchaser intend that each sale, conveyance, assignment and transfer of Purchased Assets to the Purchaser shall be treated as a sale for all purposes (other than for federal, state and local income and franchise tax purposes as provided in the following paragraph of this clause (e)). If notwithstanding the intent of the parties, any such sale, conveyance, transfer and assignment is not treated as a sale for such purposes, such sale, conveyance, assignment and transfer shall be treated as the grant of, and each Seller does hereby grant to the Purchaser a security interest in the following property to secure all of such Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent: all of such Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to each such Pool Receivable, (iii) all Collections with respect to each such Pool Receivable, (iv) the Lock-Box Accounts (other than any German Account, which shall instead be subject to an Account Pledge Agreement) and all amounts on deposit therein representing proceeds of the Pool Receivables and proceeds of the Related Security with respect thereto, the Collection Accounts (other than any European Collection Account, which shall instead be subject to an Account Pledge Agreement) and all amounts on deposit therein and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and Collection Accounts and such amounts on deposit therein and any such amounts that are invested in Permitted Investments and any securities or other account into which such Permitted Investments, if any, may from time to time be deposited and any other amounts from time to time on deposit in any such account, (v) the Purchase and Sale Agreements, (vi) all other accounts, deposit accounts, chattel paper, documents, fixtures, general intangibles (including payment intangibles), goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and supporting obligations and proceeds from commercial tort claims, (vii) all other personal property of any nature or type, and (viii) all accessions, products, substitutions, replacements and proceeds of any of the foregoing, and all other personal property of any nature or type, and cash and non-cash proceeds of any of the foregoing (collectively, the “Pool Assets”). Each Seller hereby authorizes the Purchaser to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Purchaser shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Purchaser and the Agent, all the rights and remedies of a secured party under the UCC and the PPSA.
Notwithstanding the foregoing paragraph of this clause (e), the Sellers, the Servicers, the Agent and the Purchaser intend and agree to treat, for purposes only of federal, state and local income and franchise tax and any other tax measured in whole or in part by income, the sales, conveyances, assignments and transfers of the Purchased Assets to the Purchaser as loans to the Sellers secured by the Pool Assets. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.
Section 1.5    Computation of the Purchased Assets Coverage Percentage; Application of Collections by Currency; Conversion of Currencies.
(a)    Computation of the Purchased Assets Coverage Percentage. The Purchased Assets Coverage Percentage shall be initially computed on the Closing Date. Thereafter, until the Facility Termination Date, such Purchased Assets Coverage Percentage shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Assets Coverage Percentage shall (until the event(s) or circumstance(s) giving rise to such Termination Day are cured and at all times on and after the Termination Date) be deemed to be 100% until the occurrence of the Final Payout Date.
(b)    Application of Collections by Currency. In making the distributions and payments out of Collections hereunder and in setting aside and reserving Collections for future distributions and payments hereunder (including, without limitation, distributions and payments in respect of Reinvestments, the Deferred Purchase Price, Capital, Discount and fees), the Servicers shall, to the extent Collections are available therefor and subject to any applicable priorities of payment set forth herein, (i) first, apply Collections received in a particular Approved Currency to amounts distributable or payable in such Approved Currency, and (ii) second, to the extent that Collections received in a particular Approved Currency are not sufficient to distribute, pay, set aside or reserve for amounts distributable or payable in such Approved Currency, apply any excess Collections received in another Approved Currency to such amounts.
(c)    Conversion of Currencies.
(i)    If on any Settlement Date or any other day a payment is due and payable hereunder it is necessary for funds in one Approved Currency to be converted into any other Approved Currency in order to make any payment required to be made hereunder, the applicable Seller shall (or shall cause the Applicable Servicer to) solicit offer quotations from at least two (2) foreign exchange dealers reasonably acceptable to the Agent for effecting such exchange and shall select the quotation which provides for the best exchange rate. The applicable Seller or the Applicable Servicer on its behalf shall effect such exchange on such Settlement Date or other day, as the case may be.
(ii)    On any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in an Approved Currency shall be converted to the U.S. Dollar Equivalent on such day.
(iii)    Without limiting the generality of the foregoing, for the purpose of calculating the terms set out below on any day, all Receivables or other amounts that are denominated in an Approved Currency other than U.S. Dollars will be converted to the U.S. Dollar Equivalent on such day:
A.    Average Remaining Maturity;
B.    Dilution;
C.    Eligible Dilution;
D.    Eligible Sales;
E.    Eligible Unapplied Cash and Credits;
F.    Excess Concentration;
G.    Net Eligible Pool Balance;
H.    Net Outstanding Balance;
I.    Outstanding Balance;
J.    Servicing Fee; and
K.    Total Reserve.
Section 1.6    Settlement Procedures.
(a)    Collection of the Pool Receivables shall be administered by the Servicers in accordance with the terms of this Agreement. Each Seller shall provide to the Servicers on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Assets Coverage Percentage.
(b)    Each Applicable Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by a Seller or Servicer, transfer (or cause to be transferred) such Collections from the Lock-Box Accounts and deposit (or cause to be deposited) such Collections into a Collection Account, except as otherwise permitted pursuant to Section 4.3(a). With respect to all Collections on deposit in the Collection Accounts on such day, the Servicers shall:
(i)    set aside and maintain in the Collection Accounts for the benefit of the Purchaser (and, in the case of clause fourth below, the other applicable Purchaser Parties, subject to their right to receive such amounts solely in accordance with the priorities for payment set forth in Section 1.6(d) below), out of such Collections, first an amount equal to all Discount accrued through such day and not previously set aside, second, an amount equal to the sum of the Used Fees, Unused Fees and Breakage Costs accrued through such day and not previously set aside, third, to the extent funds are available therefor, an amount equal to the Servicing Fee accrued through such day and not previously set aside and fourth, to the extent funds are available therefor, any other amounts (other than return of Capital) owed to any Purchaser Party pursuant to Section 1.9, Section 1.10, Section 3.1, or Section 5.4 and not previously set aside;
(ii)    subject to Section 1.6(f), if such day is not a Termination Day, remit to the Sellers, on behalf of the Purchaser, the remainder of such Collections. Such remainder shall, (x) to the extent representing a return of Capital, be automatically reinvested in Purchased Assets and other proceeds with respect thereto and (y) to the extent not representing a return of Capital, be paid (on behalf of the Purchaser) to the Sellers in respect of the Deferred Purchase Price for the Purchased Assets; provided, however, that if, after giving effect to such Reinvestment, the Purchased Assets Coverage Percentage would exceed 100%, then the Servicers shall set aside and maintain in the Collection Accounts for the benefit of the Purchaser in accordance with clause (iii) below the portion of such remaining Collections that, together with any other Collections set aside pursuant to this clause (ii), equals the amount necessary to reduce the Purchased Assets Coverage Percentage to 100% (or, if all such remaining Collections are not sufficient to reduce the Purchased Assets Coverage Percentage to 100%, then all such remaining Collections shall be so set aside for the benefit of the Purchaser), rather than remitting all of such remaining Collections to the Sellers for Reinvestment or for payment of the Deferred Purchase Price;
(iii)    if such day is a Termination Day, set aside and maintain in the Collection Account for the benefit of the Purchaser Parties the entire remainder of such Collections; and
(iv)    subject to Section 1.6(f), pay to the Sellers (on behalf of the Purchaser) for the Sellers’ own accounts and in payment of the Deferred Purchase Price for the Purchased Assets, any Collections in excess of: (x) amounts required to be reinvested in accordance with clause (ii) above, plus (y) the amounts that are required to be set aside pursuant to clause (i) above, pursuant to the proviso to clause (ii) above and pursuant to clause (iii) above, plus (z) all reasonable and appropriate out-of-pocket costs and expenses of the Servicers for servicing, collecting and administering the Pool Receivables.
(c)    On each Settlement Date, each Applicable Servicer shall (i) deposit into the applicable Purchaser’s Account (or such other account designated by the Agent) all Collections held on deposit in each Collection Account for the benefit of the Purchaser Parties pursuant to Section 1.6(b) and Section 1.6(f) and (ii) deposit to each Servicer’s own account, from Collections held on deposit in the Collection Account pursuant to clause third of Section 1.6(b)(i) in respect of the accrued Servicing Fee, an amount equal to such Servicer’s portion of such accrued Servicing Fee; provided, however, that no amounts shall be payable to Garland under clause (ii) above.
(d)    Upon receipt of funds deposited into any of the Purchaser’s Accounts pursuant to Section 1.6(c), the Agent shall cause such funds to be distributed as follows:
(i)    if such distribution occurs on a day that is not a Termination Day, such funds shall be distributed in the following order of priority: first to the Purchaser in payment in full of all unpaid Discount accrued during the most recently ended Discount Accrual Period, second to the Purchaser in payment in full of all unpaid Used Fees, Unused Fees and Breakage

Costs accrued during the most recently ended Discount Accrual Period, third to the Purchaser in payment of outstanding Capital (and accrued Discount thereon) to the extent that funds have been set aside for such purpose pursuant to Section 1.6(f), fourth to the Purchaser, the Agent and any other Purchaser Party in payment in full of any other amounts owed thereto pursuant to Section 1.9, Section 1.10, Section 3.1, or Section 5.4 and fifth, any remaining amounts shall be paid to the Purchaser in payment of outstanding Capital; and
(ii)    if such distribution occurs on a Termination Day, such funds shall be distributed in the following order of priority: first to the Purchaser in payment in full of all accrued and unpaid Discount, second to the Purchaser in payment in full of all accrued and unpaid Used Fees, Unused Fees and Breakage Costs, third to the Purchaser in payment in full of all outstanding Capital, and fourth to the Purchaser, the Agent and any other Purchaser Party in payment in full of any other amounts owed thereto by any Seller or any Servicer hereunder (including, without limitation, pursuant to Section 1.9, Section 1.10, Section 3.1, or Section 5.4) or under any other Transaction Document.
After the occurrence of the Final Payout Date, all additional Collections with respect to the Purchased Assets shall be paid to the Sellers for their own accounts in payment of the Deferred Purchase Price for the Purchased Assets.
(e)    For the purposes of this Section 1.6:
(i)    if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, damaged, rejected, returned, repossessed or foreclosed goods or services, or any discount, rebate, credit, counterclaim, billing error or other adjustment made by any Seller, Originator or Servicer, or any setoff or dispute between any Seller, Originator or Servicer and any Obligor, the Seller of such Pool Receivable shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;
(ii)    if on any day any of the representations or warranties in paragraphs (e), (f) or (k) of Section 1 of Exhibit III is not true with respect to any Pool Receivable, the Seller of such Pool Receivable shall be deemed to have received on such day a Collection of such Pool Receivable in full;
(iii)    If an Obligor makes a payment but does not designate the Receivable to which such payment applies, then the Applicable Servicer shall contact such Obligor promptly in order to determine to which Receivable such payment relates; provided, that if the Obligor does not direct the Applicable Servicer to apply such payment to a particular Receivable or Receivables within thirty (30) days after such payment has been received in a Lock-Box Account or by the Applicable Servicer, then, except as otherwise required by applicable law or the relevant Contract, such payment shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable; and

(iv)    if and to the extent the Agent, the Purchaser or any other Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller of the relevant Pool Receivable and, accordingly, the Agent or the Purchaser, as the case may be, shall have a claim against such Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
(f)    If at any time a Seller shall wish to cause the reduction of the Aggregate Capital (in whole or in part), such Seller may do so as follows:
(i)    such Seller shall give the Agent at least (x) one (1) Business Day’s prior written notice thereof in the case of any reduction of the aggregate U.S. Capital or (y) one (1) Business Day’s prior written notice in the case of any reduction of the aggregate CAD Capital, EUR Capital or GBP Capital, in either case, in the form of Annex C (each, a “Paydown Notice”) setting forth the proposed amount of such reduction, the proposed date on which such reduction will commence (the “Paydown Date”) and the Approved Currency of the Capital to be reduced;
(ii)    on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections in the applicable Approved Currency with respect to the Capital or portion thereof to be reduced (including to any related Discount) not to be reinvested or used to pay the Deferred Purchase Price until the amount thereof not so reinvested shall equal the desired amount of reduction; and
(iii)    the Applicable Servicer shall hold such Collections in a Collection Account for the benefit of the Purchaser, for payment to the Purchaser’s Account on the next Settlement Date (and in the case of a reduction of the entire Investment, the Servicers shall hold in the Collection Accounts for payment on such date an amount equal to all other obligations of the Sellers or Servicers to the Purchaser, the Agent and each other Purchaser Party hereunder) in accordance with Section 1.6(c), and the Aggregate Capital shall be deemed reduced in the amount to be paid to the Purchaser’s Account only when in fact finally so paid;
provided that, the amount of any such reduction shall be not less than (A) one million U.S. Dollars ($1,000,000) or an integral multiple of one hundred thousand Dollars ($100,000) in excess thereof for reductions of U.S. Capital, (B) one million Euros (€1,000,000) or an integral multiple of one hundred thousand Euros (€100,000) in excess thereof for reductions of Euro Capital, (C) one million Canadian Dollars (CAD 1,000,000) or an integral multiple of one hundred thousand Canadian Dollars (CAD 100,000) in excess thereof for reductions of CAD Capital, and (D) one million GBP (£1,000,000) or an integral multiple of one hundred thousand GBP (£100,000) in excess thereof for reductions of GBP Capital, in each case, unless the aggregate U.S. Capital, Euro Capital, CAD Capital or GBP Capital, as applicable, shall have been reduced to zero.
Section 1.7    Discount and Fees.

(a)    The Sellers shall pay to the Purchaser certain fees in the amounts and on the dates set forth in a letter agreement, dated as of the Closing Date, among the Sellers, the Agent, the Purchaser and Manitowoc (as the same may be amended, amended and restated, supplemented or modified, the “Fee Letter”) delivered pursuant to Section 1 of Exhibit II, as such letter agreement may be amended, supplemented or otherwise modified from time to time.
(b)    The Sellers shall pay to the Purchaser on each Settlement Date, to the extent not paid pursuant to Section 1.6, all accrued and unpaid Discount for the related Discount Accrual Period.
(c)    Nothing in this Agreement shall limit in any way the obligation of the Sellers to pay the amounts set forth in this Section 1.7.
Section 1.8    Payments and Computations, Etc.
(a)    Timing of Payments. All amounts to be paid or deposited by any Seller or Servicer hereunder shall be paid or deposited no later than (I) 1:00 p.m. (New York time) with respect to amounts owing in U.S. Dollars and (II) 1:00 p.m. (London time) with respect to amounts owing in any other Approved Currency, in each case on the day when due in same day funds in the appropriate Approved Currency to the Purchaser’s Account. All amounts received after 1:00 p.m. (New York time) or 1:00 p.m. (London time), as applicable, will be deemed to have been received on the immediately succeeding Business Day.
(b)    Interest on Unpaid Amounts. The Sellers shall, to the extent permitted by law, pay interest on any amount not paid or deposited by any Seller or Servicer when due hereunder, at an interest rate equal to two and one-half percent (2.50%) per annum above the Base Rate, payable on demand.
(c)    Computation Conventions. All computations of interest under clause (b) above and all computations of Discount, fees, and other amounts hereunder shall be made on the basis of a year of three hundred sixty (360) days (other than Discount calculated by reference to the Base Rate which shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be) for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
(d)    Changes in Rates. From time to time, upon reasonable request by any Seller or Servicer, the Agent shall notify such Seller or Servicer, in response to such request, as to changes in the Base Rate, the Eurodollar Rate and LIBOR; provided that the failure of such notice to be requested or given shall not waive, preclude, delay or otherwise limit the effectiveness of any such change.
(e)    Payments in Approved Currencies. All Capital denominated in a particular Approved Currency shall be repaid to the Purchaser from time to time in such Approved Currency, and all Discount, fees (unless otherwise provided for in the Fee Letter) and other amounts accrued and payable from time to time in respect of (or attributable to) such Capital shall accrue and be paid in such Approved Currency.

(f)    Allocation of Deferred Purchase Price Payments between Sellers. Collections remitted to the Sellers for their own accounts in payment of the Deferred Purchase Price pursuant to Section 1.6 above shall be allocated between the Sellers ratably in proportion to the amounts of Collections received on their respective assets and the amounts paid from the aggregate Collections on account of their respective liabilities, in each case, as reasonably determined by the Servicers. The Servicers shall maintain such books of account and other records necessary to determine such allocations.
Section 1.9    Increased Costs. (a) If the Agent, the Purchaser, any Foreign Branch or any of their respective Affiliates (each an “Affected Person”) determines that the existence of or compliance with (i) any law, rule or regulation of any Governmental Authority (including, without limitation, any Specified Law) or any change therein or in the interpretation or application thereof, in each case (except with respect to a Specified Law) adopted, issued or occurring after the Closing Date or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the Closing Date (or, if related to any Specified Law, issued or occurring on any date) affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or Investments or Reinvestments in (or otherwise to maintain purchases of or Investments or Reinvestments in) Pool Receivables related to this Agreement, then, upon demand by such Affected Person (with a copy to the Agent), the Sellers, jointly and severally, shall promptly pay to the Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Sellers and the Agent by such Affected Person certifying, in reasonably specific detail, the basis for, and calculation of such amounts, shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 1.10) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in either case (except with respect to any Specified Law), after the Closing Date, there shall be any increase in the cost to any Affected Person of agreeing to make purchases, Investments or Reinvestments hereunder (or otherwise to maintain such purchases, Investments or Reinvestments) in respect of which Discount is computed by reference to the Eurodollar Rate, then, upon demand by such Affected Person, the Sellers, jointly and severally, shall immediately pay to such Affected Person, from time to time as specified, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Sellers by such Affected Person certifying, in reasonably specific detail, the basis for, and calculation of such amounts, shall be conclusive and binding for all purposes, absent manifest error.
Section 1.10    Requirements of Law. In the event that any Affected Person determines that the existence of or compliance with (i) any law, rule or regulation of any Governmental Authority or any change therein or in the interpretation or application thereof or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law), in each case (except with respect to any Specified Law), adopted, issued or occurring after the Closing Date:
(i)    does or shall subject such Affected Person to any Tax of any kind whatsoever with respect to this Agreement, any purchase of or Investment or Reinvestment in the Purchased Assets or any increase in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall net income or gross receipts of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof);
(ii)    does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person which are not otherwise included in the determination of the Eurodollar Rate or the Base Rate hereunder; or
(iii)    does or shall impose on such Affected Person any other condition;
and the result of any of the foregoing is (x) to increase the cost to such Affected Person of acting as Agent, or of agreeing to make purchases, Investments or Reinvestments hereunder (or otherwise maintain such purchases, Investments or Reinvestments) or (y) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person the Sellers, jointly and severally, shall pay such Affected Person any additional amounts sufficient to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Sellers certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error.
Section 1.11    Inability to Determine Eurodollar Rate. In the event that the Agent shall have determined on any day during any Discount Accrual Period (which determination shall be conclusive and binding upon the parties hereto) by reason of circumstances affecting the interbank Eurodollar market, either (a) dollar deposits in the relevant amounts for such day are not available, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such day or (c) the Eurodollar Rate determined pursuant hereto does not accurately reflect the cost to the Purchaser (as conclusively determined by the Agent) of maintaining any Portion of Capital for such day, the Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Sellers prior on such day. Upon delivery of such notice (a) no Portion of Capital shall be funded thereafter at the Bank Rate determined by reference to the Eurodollar Rate, unless and until the Agent shall have given notice to the Sellers that the circumstances giving rise to such determination no longer exist, and (b) with respect to any outstanding Portions of Capital then funded at the Bank Rate determined by reference to the Eurodollar Rate, such Bank Rate shall automatically be converted to the Bank Rate determined by reference to the Base Rate on such day.

Section 1.12    Sellers Jointly and Severally Liable for Obligations.
(a)    Joint and Several Liability. Each Seller shall be jointly and severally liable for all the Other Seller’s Obligations. Each Seller acknowledges, agrees, represents and warrants the following:
(i)    Inducement. The Purchaser and the Agent have been induced to enter into this Agreement and the Purchaser has been induced to make Investments and Reinvestments in part based upon the assurances by each Seller that such Seller desires that the Other Seller’s Obligations be honored and enforced as separate obligations of such Seller, should the Agent (on behalf of the Purchaser Parties) desire to do so.
(ii)    Combined Liability. Notwithstanding the foregoing, Sellers shall be jointly and severally liable to the Purchaser Parties for all the Sellers’ Obligations, including, without limitation, all their respective representations, warranties, covenants, payment obligations and indemnities, and the Agent (on behalf of the Purchaser Parties) may at its option enforce any Obligation of a Seller against any one or both of the Sellers.
(iii)    Separate Exercise of Remedies. The Agent (on behalf of the Purchaser Parties) may exercise remedies against each Seller and its property (including the Collateral) separately, whether or not the Agent exercises remedies against the Other Seller or its property. The Agent may enforce one or both Sellers’ Obligations without enforcing the Other Seller’s Obligations and vice versa. Any failure or inability of the Agent to enforce a Seller’s Obligations shall not in any way limit the Agent’s right to enforce the Obligations of the Other Seller.
(b)    Guaranty. Without limiting clause (a) above, each Seller hereby unconditionally guarantees to each Purchaser Party the prompt payment of the Obligations of the Other Seller in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance by the Other Seller of all its other obligations under this Agreement and the other Transaction Documents. This guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the Sellers’ Obligations whenever arising. Notwithstanding any provision to the contrary contained herein or in any other Transaction Document, to the extent the liability of a Seller for the Obligations of the Other Seller under this Section 1.12 shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the liability of such Seller for the Obligations of the Other Seller under this Section 1.12 shall be limited to the maximum amount that is permissible under applicable law (whether federal or state or otherwise).
(c)    Obligations Unconditional. The obligations of each Seller under this Section 1.12 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Transaction Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Seller agrees that this Section 1.12 may be enforced by the Purchaser Parties without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any other Transaction Documents or any collateral hereafter securing the Obligations of a Seller or otherwise, and each Seller hereby waives the right to require any Purchaser Party to make demand on or proceed against any Seller, any Servicer, any Originator or any other Person (including a co-guarantor) or to require any Purchaser Party to pursue any other remedy or enforce any other right. Each Seller further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Other Seller or any other guarantor of any Seller’s Obligations for amounts paid under this Section 1.12 until the Final Payout Date. Each Seller further agrees that nothing contained herein shall prevent any Purchaser Party from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on any collateral securing the Obligations or from exercising any other rights available to it or them, as applicable, under this Agreement, any other Transaction Document, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of such Seller’s obligations hereunder; it being the purpose and intent of each Seller that its obligations under this Section 1.12 shall be absolute, independent and unconditional under any and all circumstances. Neither any Seller’s obligations under this Section 1.12 nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of the Other Seller, of any Servicer or of any Originator or by reason of the bankruptcy or insolvency of the Other Seller, of any Servicer or of any Originator. Each Seller waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations of the Other Seller and notice of or proof of reliance by any Purchaser Party on the guarantees set forth in this Section 1.12 or acceptance thereof. The Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantees set forth in this Section 1.12. All dealings between any Seller (or any of its Affiliates, including the initial Servicers and the Originators), on the one hand, and the Purchaser Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantees set forth in this Section 1.12. Each Seller hereby subordinates to the Obligations of the Other Seller all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing to such Seller by the Other Seller, any Servicer, any Originator or any of their respective Affiliates.
(d)    Modifications. Each Seller agrees that (i) all or any part of the Other Seller’s Collateral now or hereafter held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (ii) none of the Purchaser Parties shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Obligations; (iii) the time or place of payment of the Other Seller’s Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) the Other Seller and any other party liable for payment of the Other Seller’s Obligations may be granted indulgences generally; (v) any of the Other Seller’s rights, duties, obligations or liabilities under any of the Transaction Documents may be modified, amended or waived; (vi) any party (including any co-guarantor) liable for the payment of all or any part of the Obligations may be granted indulgences or be released; and (vii) any deposit balance for the credit of the Other Seller or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by such Seller.
(e)    Waiver of Rights. Each Seller expressly waives to the fullest extent permitted by applicable law: (i) notice of acceptance of the guarantees set forth in this Section 1.12 by any Person and of all extensions of credit to the Other Seller by the Purchaser; (ii) presentment and demand for payment or performance of any of the Other Seller’s Obligations; (iii) protest and notice of dishonor or of default with respect to the Other Seller’s Obligations or with respect to any security therefor; and (iv) notice of any Purchaser Party obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Other Seller’s Obligations, or any Purchaser Party subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any.
(f)    Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of each Seller under this Section 1.12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Other Seller’s Obligations is rescinded or must be otherwise restored by any holder of any of the Other Seller’s Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Seller agrees that it will indemnify each Purchaser Party on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
(g)    Remedies. Each Seller agrees that, as such Seller, on the one hand, and the Purchaser Parties, on the other hand, the Other Seller’s Obligations may be declared to be forthwith due and payable (or become automatically due and payable) as provided in Section 2.2 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Seller. Each Seller acknowledges and agrees that its obligations under this Section 1.12 are secured in accordance with the terms of this Agreement (including, without limitation, the terms of Sections 1.4(e)).
(h)    Subrogation. Each Seller agrees that, until the indefeasible payment of all the Obligations in full in cash and the termination of the Commitments, it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, offset or other claims against the Other Seller arising by contract or operation of law in connection with any payment made or required to be made by such Seller under this Section 1.12. After the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments, each Seller shall be entitled to exercise against the Other Seller all such rights of reimbursement, subrogation, contribution, and offset, and all such other claims, to the fullest extent permitted by law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS
Section 2.1    Representations and Warranties; Covenants. Each Seller hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, set forth in Exhibits III, IV and VI, respectively hereto.
Section 2.2    Termination Events. If any of the Termination Events contemplated by Exhibit V hereto shall occur and be continuing, the Agent may, by notice to the Sellers, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in subsection (g) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Purchaser and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC, the PPSA and under all other applicable law (including, without limitation, the applicable laws of Germany, England, Canada and the Cayman Islands), which rights and remedies shall be cumulative.
ARTICLE III

INDEMNIFICATION
Section 3.1    Indemnification.
(a)    Indemnities by the Sellers. Without limiting any other rights that the Agent, the Purchaser, any Foreign Branch or any of their respective Affiliates, employees, agents, successors, transferees or assigns (each of the Agent, the Purchaser and their respective Affiliates, employees, agents, successors, transferees and assigns may be referred to as an “Indemnified Party”) may have hereunder or under applicable law, the Sellers, jointly and severally, hereby agree to indemnify each Indemnified Party from and against any and all claims, damages, Taxes, costs, expenses, losses, judgments, liabilities and other amounts (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or other Transaction Documents (whether directly or indirectly) or the use of proceeds of purchases, Investments or Reinvestments hereunder, the ownership of the Purchased Assets (or any portion thereof or any interest therein), the payment, or use of proceeds, of the Deferred Purchase Price, or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (b) any net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or is doing business (except solely as a result of the transactions contemplated by this Agreement and the other Transaction Documents) or any political subdivision thereof. Without limiting or being limited by the foregoing, but subject to the exclusions set forth in the preceding sentence, the Sellers, jointly and severally, shall pay within five (5) Business Days of demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:
(i)    the failure of any Receivable included in the calculation of the Net Eligible Pool Balance to be an Eligible Receivable, the failure of any information contained in a Monthly Report or Daily Report to be true and correct, or the failure of any other information provided to the Purchaser or the Agent with respect to Receivables or this Agreement to be true and correct;
(ii)    the failure of any representation or warranty or statement made or deemed made by any Seller (or any of its officers) under or in connection with this Agreement to have been true and correct in all respects when made;
(iii)    the failure by any Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;
(iv)    the failure to vest and maintain vested in the Purchaser a valid and enforceable first priority perfected ownership (or in the case of any UK Originator Receivable, good title) or security interest in all the Pool Assets free and clear of any Adverse Claim;
(v)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC, the PPSA or any other applicable laws (including, without limitation, any applicable laws of Germany, England, Canada or the Cayman Islands) with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any Investment or Reinvestment or at any subsequent time;
(vi)    any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable;
(vii)    any failure of any Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;
(viii)    any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;
(ix)    the commingling of Collections of Pool Receivables at any time with other funds;

(x)    any investigation, litigation or proceeding related to this Agreement or the use of proceeds of any Investment, Reinvestment or any Deferred Purchase Price (or the payment thereof) or the ownership of the Purchased Assets (or any interest therein or portion thereof);
(xi)    any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.6, in the event that all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;
(xii)    any Tax or governmental fee or charge (other than any tax upon or measured by net income or gross receipts or franchise tax), all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which are required to be paid by reason of any Investment, Reinvestment or Deferred Purchase Price or the ownership of the Purchased Assets (or any interest therein or portion thereof);
(xiii)    any Lock-Box Agreement, Account Pledge Agreement or Collection Account Agreement; or
(xiv)    (A) funding or maintaining Capital or Pool Receivables denominated in currencies other than U.S. Dollars and (B) without limiting the generality of the foregoing, any costs of, or arising in connection with, any Hedge Agreement.
Without limiting or being limited by the foregoing, if any Indemnified Party incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Indemnified Party or the termination of all or any portion of any Hedge Agreement) (such loss or expense may be referred to as “Breakage Costs”) as a result of (i) the full or partial repayment of any Portion of Capital on any day other than the scheduled last day of a Discount Accrual Period with respect thereto or on any day in an amount greater than the amount specified by the applicable Seller or Servicer, (ii) any reduction of the Aggregate Capital not being made in accordance with a notice pursuant to Section 1.6(f) or (iii) any Investment not being made (other than as a result of a default by the Purchaser) in accordance with a notice pursuant to Section 1.2(a), then upon demand by such Indemnified Party, the Sellers, jointly and severally, shall pay to such Indemnified Party the amount of such Breakage Costs.
The obligations of the Sellers under this Section 3.1(a) shall survive the resignation or removal of the Agent and the execution, delivery, performance and termination of this Agreement, regardless of any investigation made by any Indemnified Party.
(b)    Indemnity by the Servicers. Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Servicers, jointly and severally, hereby agree to indemnify each Indemnified Party, forthwith within five (5) Business Days of demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to:

(i)    any representation or warranty made by any Servicer under or in connection with any Transaction Document or any information or report delivered by or on behalf of any Servicer pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made (except any such amounts to the extent representing recourse due to the insolvency or other financial inability to pay of any Obligor);
(ii)    the failure by any Servicer to comply with any applicable law, rule or regulation (including truth in lending, fair credit billing, usury, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) with respect to any Pool Receivable or other related Contract;
(iii)    any failure of any Servicer to perform its duties, covenants and obligations in accordance with the applicable provisions of this Agreement;
(iv)    any dispute, claim, offset or defense (other than a discharge in bankruptcy of the related Obligor) of an Obligor to the payment of any Receivable in or purporting to be in the Receivables Pool resulting solely from collection or other servicing activities of any Servicer with respect to such Receivable; or
(v)    costs and expenses (including Attorney Costs) in connection with litigation relating to any Transaction Document.
The obligations of the Servicers under this Section 3.1(b) shall survive the resignation or removal of the Agent and the execution, delivery, performance and termination of this Agreement for a period of three years following the Final Payout Date, regardless of any investigation made by any Indemnified Party.
(c)    Currency Indemnity. If, for the purpose of obtaining judgment in any court, it is necessary to convert an amount owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that provided for in the definition of Spot Rate.
The obligations of each Seller and each Servicer in respect of any amount due to any party hereto (or their respective assigns) or any holder of the obligations owing hereunder or under any other Transaction Document (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such amount is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any amount adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the applicable Seller or Servicer, as the case may be, shall, as a separate obligation and notwithstanding any such judgment, indemnify the Applicable Creditor against such loss.

The obligations of the Sellers and the Servicers under this Section 3.1(c) shall survive the resignation or removal of the Agent and the execution, delivery, performance and termination of this Agreement, regardless of any investigation made by any Applicable Creditor.
ARTICLE IV

ADMINISTRATION AND COLLECTIONS
Section 4.1    Appointment of Servicers. (1) The servicing, administering and collection of the Pool Receivables shall be conducted by the Persons so designated from time to time as Servicer in accordance with this Section 4.1. Until the Agent gives notice to the Sellers and the Servicers (in accordance with this Section 4.1) of the designation of a new Servicer:
(i)    Manitowoc is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer with respect to all Pool Receivables that were originated by a U.S. Originator;
(ii)    Garland is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer with respect to all Pool Receivables that were originated by Garland;
(iii)    Convotherm is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer with respect to all Pool Receivables that were originated by Convotherm;
(iv)    Manitowoc Deutschland is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer with respect to all Pool Receivables that were originated by Manitowoc Deutschland; and
(v)    Foodservice UK is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer with respect to all Pool Receivables that were originated by Foodservice UK;
in each case, in accordance with the terms hereof. Upon the occurrence and during the continuance of a Termination Event, the Agent may designate as Servicer of any or all Pool Receivables any Person (including itself) to succeed the foregoing Servicers or any successor thereto, on the condition, in each case, that any such Person so designated shall agree to perform the duties and obligations of such Servicer pursuant to the terms hereof. Without limiting the generality of the foregoing, effective immediately upon the occurrence of a German Insolvency Event with respect to any German Servicer, such German Servicer shall automatically and without further action by any Person be terminated as a Servicer hereunder, and the Agent may designate a successor to such German Servicer as described above; provided, however, that absent such designation, Manitowoc shall cause all the related Pool Receivables to be serviced in accordance with the terms hereof.
(b)    Upon the designation of a successor Servicer as set forth in Section 4.1(a) hereof, the applicable existing Servicer agrees that it will terminate its activities as Servicer hereunder in a manner which the Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and all existing Servicers shall cooperate with and assist such new Servicer. Such cooperation shall include (without limitation) access to and transfer of records and use by the new Servicer of all licenses or software necessary or desirable to collect the Pool Receivables and the Related Security.
(c)    Each Servicer acknowledges that, in making its decision to execute and deliver this Agreement, the Agent and the Purchaser have relied on such Servicer’s agreement to act as Servicer hereunder. Accordingly, each Servicer agrees that it will not voluntarily resign as Servicer.
(d)    Each Servicer may delegate its duties and obligations hereunder to any sub-servicer (each, a “Sub-Servicer”); provided that, in each such delegation (i) such Sub-Servicer shall agree in a separate agreement, to perform the duties and obligations of such Servicer pursuant to the terms hereof, (ii) such Servicer shall remain solely liable to the Purchaser and the Agent for the performance of the duties and obligations so delegated, (iii) the Sellers, the Agent and the Purchaser shall have the right to look solely to such Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent may terminate such agreement upon the termination of such Servicer hereunder by giving notice of its desire to terminate such agreement to such Servicer (and such Servicer shall provide appropriate notice to such Sub-Servicer). For avoidance of doubt, the existence of the Bond Administration Agreement shall not limit or diminish the obligations of any Servicer under this Agreement.
(e)    No Servicer or any of its sub-servicers, employees, agents or other delegates shall (nor shall it have the authority to) (i) while acting in Canada, the United Kingdom or Germany, negotiate or enter into contracts or other agreements in the name of any Seller, the Purchaser, the Agent or any other Purchaser Party, (ii) delegate to any Person acting in Canada, the United Kingdom or Germany the authority to, or permit any such Person to, negotiate or enter into contracts or other agreements in the name of any Seller, the Purchaser, the Agent or any other Purchaser Party or (iii) establish an office or other place of business of any Seller, the Purchaser, the Agent or any other Purchaser Party in Canada, the United Kingdom or Germany.
Section 4.2    Duties of Servicer. (a) Each Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Pool Receivable for which it is the Applicable Servicer from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. With respect to each Pool Receivable for which it is the Applicable Servicer, each Servicer also shall perform the duties of the Servicer set forth in the applicable Purchase and Sale Agreement(s), in accordance with all applicable laws, rules and regulations and with reasonable care and diligence. Each Servicer shall set aside for the accounts of the Sellers and the Purchaser the amount of the Collections to which each is entitled in accordance with Article I hereto. Each Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Pool Receivable for which it is the Applicable Servicer (but not beyond thirty (30) days) and extend the maturity or adjust the Outstanding Balance of any such Pool Receivable that is a Defaulted Receivable or Delinquent Receivable as such Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Purchaser or the Agent under this Agreement and (ii) if a Termination Event has occurred and is continuing and Manitowoc or any of its Affiliates is still serving as a Servicer, no Servicer shall make any such extension or adjustment without the prior written approval of the Agent. The Sellers shall deliver to the Applicable Servicers and such Servicers shall hold for the benefit of the Sellers and the Agent (for the benefit of the Purchaser and individually) in accordance with their respective interests, all records and documents (including without limitation computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Agent may direct any Servicer to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless either: (A) a Termination Event has occurred and is continuing or (B) the Agent believes in good faith that the failure to commence, settle or effect such legal action, foreclosure or repossession could adversely affect the collectibility of such Pool Receivable.
(b)    On each Business Day, the Servicers shall provide to the Agent a report (each such report, a “Daily Report”), in form and substance reasonably satisfactory to the Agent, as to: (i) all outstanding Receivables that have been sold or contributed by the Originators to the Sellers pursuant to the Purchase and Sale Agreements since the most recent Daily Report; (ii) the Net Eligible Pool Balance as of the beginning of the day on the date of Daily Report; (iii) the Purchased Assets Coverage Percentage; (iv) Receivables that became Defaulted Receivables since the most recent such Daily Report; (v) agings of Pool Receivables as of the beginning of the day on the date of such Daily Report; and (vi) the sum of the Outstanding Balances of the Eligible Receivables in the Receivables Pool.
(c)    The Servicers’ obligations hereunder shall terminate on the Final Payout Date. After such termination, each Servicer shall promptly deliver to the Seller all books, records and related materials that the Sellers previously provided to such Servicer in connection with this Agreement.
Section 4.3    Establishment and Use of Certain Accounts.
(a)    Lock-Box Accounts. Prior to the Closing Date, the Sellers shall have entered into Lock-Box Agreements (or, with respect to European Accounts, Account Pledge Agreements) covering each Lock-Box Account listed on Schedule II with all of the Lock-Box Banks, and shall have delivered fully executed copies thereof to the Agent. All Lock-Box Accounts (other than European Accounts and Excluded Accounts) shall be maintained in the name of a Seller. Each German Account shall be maintained in the name of a Seller or an Originator. Each UK Account shall be maintained in the name of a Seller or an Originator. Each Excluded Account may be maintained in the name of an Originator or a Seller. The Sellers and the Servicers shall have directed (and shall continue to direct) each Lock-Box Bank to cause all Collections received in the applicable Lock-Box Accounts to be automatically (and without further action, notice to or consent of any Seller or Servicer) wire transferred to a Collection Account within one (1) Business Day following the receipt thereof into such Lock-Box Account; provided that, BMO Account Collections need not be transferred to a Collection Account; provided, further, that Excluded Account Collections need not be transferred automatically to a Collection Account and, instead, the Applicable Servicer shall cause Excluded Account Collections to be deposited in a Collection Account within one (1) Business Day following the receipt thereof in an Excluded Account.

The Agent (for the benefit of the Purchaser) shall have sole dominion and control over each Lock-Box Account (other than the Excluded Accounts) together with the ability, in the circumstances contemplated by Section 4.3(d), to exercise all rights with respect thereto, including without limitation, the exclusive right to receive all Collections deposited therein. Unless otherwise provided for in this Section 4.3(a), neither the Sellers nor the Servicers shall have any ability to control or direct the application of any Collections deposited in the Lock-Box Accounts; provided that unless a Termination Event or an Unmatured Termination Event has occurred and is continuing, Collections shall continue to be automatically transferred to the Collection Accounts as required pursuant to this Section 4.3(a).
(b)    Collection Accounts. Prior to the Closing Date, the Sellers (or the Servicers on their behalf) shall have established the Collection Accounts listed on Schedule II and shall have entered into Collection Account Control Agreements (or, with respect to the European Collection Accounts, Account Pledge Agreements) covering each such Collection Account with all of the Collection Account Banks, and shall have delivered fully executed copies thereof to the Agent. All Collection Accounts shall be maintained in the name of a Seller. The Collection Accounts shall be used to accept the transfer of Collections of Pool Receivables from the Lock-Box Accounts pursuant to Section 1.6(b) and for such other purposes described in the Transaction Documents.
(c)    Permitted Investments. Prior to the occurrence and continuation of any Termination Event, any amounts in the Collection Account may be invested by the Collection Account Bank at the direction of one or more Servicers, in Permitted Investments, so long as (i) either (A) such Permitted Investments are credited to a “securities account” (as defined in the applicable UCC) over which the Purchaser shall have a first priority perfected security interest, (B) such Permitted Investments are purchased in the name of the Purchaser or (C) such Permitted Investments are held in another manner sufficient to establish the Purchaser’s first priority perfected security interest over such Permitted Investments and (ii) such Permitted Investments are scheduled to mature prior to the last day of the Discount Accrual Period during which such investment is made.
(d)    Control of Accounts. The Agent may at any time following the occurrence and during the continuance of a Termination Event or Unmatured Termination Event give notice to any or all of the Lock-Box Banks and Collection Account Banks that the Agent is exercising its rights under the Lock-Box Agreements, Collection Account Agreements and/or Account Pledge Agreements to do any or all of the following: (i) to have the exclusive ownership and control of the Lock-Box Accounts and/or the Collection Accounts, as the case may be, transferred to the Agent, to the extent provided in the related Lock-Box Agreement and/or Collection Account Agreement, as applicable, (ii) to have the proceeds that are sent to the respective Lock-Box Accounts and/or Collection Accounts, as the case may be, be redirected pursuant to its instructions rather than deposited in the applicable Lock-Box Account and/or Collection Account, as the case may be, and (iii) to take any or all other actions permitted under the applicable Lock-Box Agreement and/or Collection Account Agreement. Each Seller hereby agrees that if the Agent at any time takes any action set forth in the preceding sentence, the Agent shall have exclusive control of the proceeds (including Collections) of all Pool Receivables, and each Seller hereby further agrees to take any other action that the Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by a Seller or Servicer, thereafter shall be sent immediately to the Agent. The parties hereto hereby acknowledge that if at any time the Agent takes control of any Lock-Box Account or Collection

Account, the Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to the Agent, the Purchaser or any other Person hereunder and any such funds shall be distributed by the Agent in accordance with the provisions set forth in Section 1.6.
(e)    Temporary Account Provisions. Notwithstanding anything to the contrary herein or in any other Transaction Document:
(i)    the Sellers and the Servicers shall not be required to cause the applicable Lock-Box Bank or Collection Account Bank with respect to each German Account and German Collection Account to acknowledge receipt of the applicable Account Pledge Agreements until required pursuant to clause (dd) of Exhibit IV hereto;
(ii)    the Sellers and the Servicers shall not be required to cause the applicable Lock-Box Bank or Collection Account Bank with respect to each UK Account and UK Collection Account to acknowledge receipt of the applicable Account Pledge Agreements until required pursuant to clause (dd) of Exhibit IV hereto;
(iii)    if the Sellers and the Servicers fail to timely perform one or more of the covenants under clauses (dd)(i) or (dd)(iii) of Exhibit IV hereto, then each Pool Receivable originated by Manitowoc Deutschland shall cease to qualify as an Eligible Receivable until such time, if any, as such covenants have been complied with (without giving effect to the performance period set forth therein);
(iv)    if the Sellers and the Servicers fail to timely perform one or more of the covenant under clauses (dd)(ii) or (dd)(iv) of Exhibit IV hereto, then each UK Originator Receivable shall cease to qualify as an Eligible Receivable until such time, if any, as such covenants have been complied with (without giving effect to the performance period set forth therein); and
(v)    if the Sellers and the Servicers fail to timely perform one or more of the covenants under clauses (dd)(v) or (dd)(vi) of Exhibit IV hereto, then each Pool Receivable originated by Convotherm shall cease to qualify as an Eligible Receivable until such time, if any, as such covenants have been complied with (without giving effect to the performance period set forth therein).
Section 4.4    Enforcement Rights. (a) At any time following the occurrence and during the continuance of a Termination Event:
(i)    the Agent may direct the Obligors that payment of all amounts payable under any Pool Receivable be made directly to the Agent or its designee;
(ii)    the Agent may instruct the applicable Seller or the Applicable Servicer to give notice of the Purchaser’s ownership of the Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Agent or its designee, and upon such instruction from the Agent, such Seller or Servicer, as applicable, shall give such notice at the expense of such Seller; provided, that if such Seller or Servicer fails to so notify each Obligor, the Agent may so notify the Obligors; and

(iii)    the Agent may request any Seller or Servicer to, and upon such request such Seller or Servicer, as applicable, shall (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to any new Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Agent or its designee at a place selected by the Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections with respect to the Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.
(b)    Each Seller hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of such Seller, which appointment is coupled with an interest, during the occurrence and continuance of a Termination Event or Unmatured Termination Event, to take any and all steps in the name of such Seller and on behalf of such Seller necessary or desirable, in the determination of the Agent, to collect any and all amounts or portions thereof due under any and all Pool Receivables or Related Security, including, without limitation, endorsing the name of such Seller on checks and other instruments representing Collections and enforcing such Pool Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever, except to the extent arising out of the negligence or willful misconduct of such attorney-in-fact.
Section 4.5    Responsibilities of the Sellers. Anything herein to the contrary notwithstanding, each Seller shall (i) perform all of its obligations, if any, and cause each Originator to perform all of such Originator’s obligations, under the Contracts related to the Pool Receivables to the same extent as if the Purchased Assets had not been sold hereunder or, in the case of the Originators, under the Purchase and Sale Agreements, and the exercise by the Agent or the Purchaser of its rights hereunder shall not relieve any Seller or Originator from any such obligations and (ii) pay when due any Taxes payable by such Seller when due. The Agent and the Purchaser shall not have any obligation or liability with respect to any Pool Receivable, any Related Security or any related Contract, nor shall any of them be obligated to perform any of the obligations of any Seller, any Originator or any Servicer under any of the foregoing.
Section 4.6    Servicing Fee. Each Servicer (other than Garland) shall be paid a fee, through distributions permitted by Section 1.6(d), which shall accrue for each day, equal to the result of (a) one percent (1%) multiplied by (b) the Outstanding Balance of all Pool Receivables on such day for which such Servicer is the Applicable Servicer, multiplied by (c) a fraction, the numerator of which is one (1) and the denominator of which is three hundred sixty-five (365). Servicing Fees with respect to each Pool Receivable shall accrue and be payable in the Approved Currency of such Pool Receivable. The parties hereto acknowledge that Canadian Receivables sold by Garland to the Cayman Seller under the Canadian Purchase and Sale Agreement have been sold on a servicing-included basis and no additional compensation is payable to Garland for acting as the Applicable Servicer of the Canadian Receivables hereunder.

ARTICLE V

MISCELLANEOUS
Section 5.1    Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by any Seller or Servicer therefrom shall be effective unless in a writing signed by the Agent, and, in the case of any amendment, by the Sellers and the Servicers and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
Section 5.2    Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and sent or delivered, to each party hereto, at its address set forth under its name on Schedule I hereto, or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.
Section 5.3    Assignability. (a) This Agreement and the Purchaser’s rights and obligations herein (including ownership of the Purchased Assets) shall be assignable, in whole or in part, by the Purchaser and its successors and assigns with the prior written consent of the Sellers; provided, however, that such consent shall not be unreasonably withheld, and no such consent shall be required if (i) such assignment is to an Affiliate of the Purchaser or (ii) a Termination Event or an Unmatured Termination Event has occurred and is continuing. Subject to Section 5.6, each assignor may, in connection with the assignment, disclose to the applicable assignee any information relating to the Sellers, the Servicers or the Pool Receivables furnished to such assignor by or on behalf of the Sellers, the Servicers, the Purchaser or the Agent.
Upon such an assignment the assignee shall have all of the rights of the Purchaser with respect to the Transaction Documents, the Purchased Assets, the Pool Assets and the Capital (or such portion thereof as has been assigned).
(b)    [Reserved].
(c)    This Agreement and the rights and obligations of the Agent hereunder shall be assignable, in whole or in part, by the Agent and its successors and assigns.
(d)    Except as provided in Section 4.1(d), no Seller or Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Agent.

(e)    Without limiting any other rights that may be available under applicable law, the rights of the Purchaser may be enforced through it or by its agents (including, without limitation, the Agent).
Section 5.4    Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 3.1 hereof, the Sellers, jointly and severally, agree to pay, upon demand, all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including auditing Receivables prior to the Closing Date, periodic auditing of Receivables and the servicing thereof from and after the Closing Date) of this Agreement and the other Transaction Documents, including all reasonable costs and expenses relating to the amending, amending and restating, modifying or supplementing of this Agreement and the other Transaction Documents and the waiving of any provisions hereof or thereof (whether or not any such amendment, amendment and restatement, modification, supplement or waiver becomes effective), and including in all cases, without limitation, Attorney Costs for the Agent, the Purchaser and their respective Affiliates and agents with respect thereto and with respect to advising the Agent, the Purchaser and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and all costs and expenses, if any (including Attorney Costs), of the Agent, the Purchaser and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other Transaction Documents.
(b)    In addition, the Sellers, jointly and severally, shall pay on demand any and all stamp and other Taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agree to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such Taxes and fees.
Section 5.5    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 5.6    Confidentiality. Unless otherwise required by applicable law (including the disclosure requirement of applicable securities laws), each of the Sellers and the Servicers agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided that this Agreement may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent and (b) the Sellers’ and/or the Servicers’ legal counsel and auditors if they agree to hold it confidential; provided that only the terms and conditions of this Agreement may be revealed to such parties and not the details of any fees, pricing or interest rates. Unless otherwise required by applicable law, each of the Agent and the Purchaser agrees to maintain the confidentiality of non-public financial information regarding Manitowoc and its Subsidiaries and other information marked as confidential by the Servicers or the Sellers; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to Manitowoc, (ii) legal counsel and auditors of the Purchaser or the Agent if they agree to hold it confidential, (iii) any nationally recognized statistical rating organization, (iv) any Affiliate of the Purchaser or the Agent and (v) any regulatory authorities having jurisdiction over the Agent or the Purchaser. Nothing in this Section shall prevent disclosure of information as part of a legal proceeding relating to litigation in respect of this Agreement or any other Transaction Document.
Section 5.7    GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT (WITH THE EXCEPTION OF SECTION 1.3 AS FAR AS IT RELATES TO THE ASSIGNMENT OF EURO RECEIVABLES GOVERNED BY GERMAN LAW WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY), INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PURCHASER, THE SELLERS, THE SERVICERS AND THE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PURCHASER, THE SELLERS, THE SERVICERS AND THE AGENT IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE PURCHASER, THE SELLERS, THE SERVICERS AND THE AGENT EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
Section 5.8    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
Section 5.9    Survival of Termination. The provisions of Sections 1.9, 1.10, 1.11, 1.12, Article III and this Article V shall survive any termination of this Agreement.
Section 5.10    WAIVER OF JURY TRIAL. THE PURCHASER, THE SELLERS, THE SERVICERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PURCHASER,

THE SELLERS, THE SERVICERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
Section 5.11    Entire Agreement. This Agreement and the other Transaction Documents embodies the entire agreement and understanding between the Purchaser, the Sellers, the Servicers and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
Section 5.12    Headings. The captions and headings of this Agreement and in any Exhibit hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.
Section 5.13    Purchaser’s and Agent’s Liabilities. The obligations of the Purchaser and the Agent under this Agreement are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, director or incorporator of the Purchaser or the Agent; provided, however, that this Section 5.13 shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct. The agreements provided in this Section 5.13 shall survive termination of this Agreement.
Section 5.14    Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
Section 5.15    USA Patriot Act. Each of the Agent and the Purchaser hereby notifies the Sellers and the Servicers that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Agent and the Purchaser may be required to obtain, verify and record information that identifies the Sellers, the Servicers and Manitowoc, which information includes the name, address, tax identification number and other information regarding the Sellers, the Servicers and Manitowoc that will allow the Agent and the Purchaser to identify the Sellers, the Servicers and Manitowoc in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Sellers, the Servicers and Manitowoc agrees to provide the Agent and the Purchaser, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Section 5.16    Register. Each Seller or Manitowoc, on each Seller’s behalf, shall maintain a register for the recordation of the names and addresses of the Purchasers and Investments (and Discount, fees and other similar amounts under this Agreement) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender solely for U.S. federal income tax purposes. The Register shall be available for inspection by the Purchasers, at any reasonable time and from time to time upon reasonable prior notice.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.
MANITOWOC FUNDING, LLC, as a Seller
By: /s/ Maurice D. Jones
Name: Maurice D. Jones
Title: Vice President and Secretary

MANITOWOC CAYMAN ISLANDS FUNDING LTD., as a Seller
By: /s/ Maurice D. Jones
Name: Maurice D. Jones
Title: Vice President and Secretary

THE MANITOWOC COMPANY, INC., as a Servicer
By: /s/ Maurice D. Jones
Name: Maurice D. Jones
Title: Senior Vice President, General Counsel
and Secretary

GARLAND COMMERCIAL RANGES LIMITED, as a Servicer
By: /s/ Maurice D. Jones
Name: Maurice D. Jones
Title: Vice President and Secretary

CONVOTHERM-ELEKTROGERÄTE GMBH, as a Servicer
By: /s/ Ralf Klein / /s/ Martin Behle
Name: Ralf Klein / Dr. Martin Behle
Title: Geschäftsführer

MANITOWOC DEUTSCHLAND GMBH, as a Servicer
By: /s/ Ralf Klein / /s/ Martin Behle
Name: Ralf Klein / Dr. Martin Behle
Title: Geschäftsführer

MANITOWOC FOODSERVICE UK LIMITED, as a Servicer
By: /s/ Christopher Cammoile
Name: Christopher Cammoile
Title: Director

WELLS FARGO BANK, N.A., as Agent
By: /s/ Ryan C. Tozier
Name: Ryan C. Tozier
Title: Vice President

WELLS FARGO BANK, N.A., as Purchaser
By: /s/ Ryan C. Tozier
Name: Ryan C. Tozier
Title: Vice President

EXHIBIT I
DEFINITIONS
As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.
“Account Pledge Agreement” means each German Account Pledge Agreement and each UK Account Charge.
“Adverse Claim” means a lien, security interest, restriction on transfer or other pledge, charge or encumbrance, or any other type of preferential arrangement, including the interest of a consignor, it being understood that a lien, security interest or other pledge, charge or encumbrance, or any other type of preferential arrangement, in favor of or granted to any Seller or the Purchaser pursuant to this Agreement and the other Transaction Documents shall not constitute an Adverse Claim and excluding (i) liens for taxes, assessments or other governmental charges which are not yet due and payable, and (ii) liens granted to any Lock-Box Bank and/or the Collection Account Bank in the Collections held by such bank in the related Lock-Box Account and/or Collection Account, as the case may be, and solely for and relating to the payment of fees and other charges to such bank and the ability of such bank to recover for returned items, in each case, to the extent described and provided for in the agreement, if any, relating to such account and/or the applicable Lock-Box Agreement, Collection Account Agreement and/or Account Pledge Agreement.
“Affected Person” has the meaning set forth in Section 1.9 of the Agreement.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.
“Affiliate Obligor” means any Obligor that is a Subsidiary of a Parent Obligor or that is an Affiliate of a Parent Obligor.
“Agent” shall have the meaning set forth in the preamble to the Agreement.
“Aggregate Capital” means the U.S. Dollar Equivalent of all Capital (including, without limitation, the CAD Capital, the Euro Capital, the GBP Capital and the U.S. Capital).
“Agreement Currency” has the meaning set forth in Section 3.1(c).
“Applicable Creditor” has the meaning set forth in Section 3.1(c).
“Applicable Servicer” means, with respect to any Pool Receivable, the Person from time to time designated as the Servicer thereof pursuant to Section 4.1(a).

“Approved Currency” means U.S. Dollars, Euro, GBP and CAD.
“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.
“Average Remaining Maturity” means, for any day, the result of (i) the sum of, for each Eligible Receivable then in the Receivables Pool, (a) the Remaining Maturity times (b) the Net Outstanding Balance, divided by (ii) the sum of the Net Outstanding Balances of all Eligible Receivables then in the Receivables Pool.
“Bank Rate” for any day for any Portion of Capital, means an interest rate per annum equal to the Eurodollar Rate on such day; provided, that if the Eurodollar Rate is determined to be unavailable on such day during any Discount Accrual Period pursuant to Section 1.11, the “Bank Rate” for such day shall be equal to the Base Rate in effect on such day; provided further that the “Bank Rate” for each day occurring during the continuance of a Termination Event shall be an interest rate equal to plus two and one-half percent (2.50%) per annum above the Base Rate in effect on such day.
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Concentration Limit” means, for any day, a percentage, not to exceed five and six-tenths percent (5.6%), determined by the Servicer.
“Base Rate” means for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greatest of (i) the rate of interest most recently announced by Wells at its principal office in Atlanta, Georgia as its prime rate, which rate is not necessarily intended to be the lowest rate of interest determined by Wells in connection with extensions of credit plus one percent (1.00%) per annum, (ii) the latest Federal Funds Rate plus one and one-half percent (1.50%) per annum and (iii) the Eurodollar Rate applicable for such day.
“BASEL Accord” means, the second accord adopted by the BASEL Committee on Banking Supervision (as defined below), to the extent and in the manner implemented as an applicable law, guideline or request (or any combination thereof) from any Governmental Authority (whether or not having the force of law), as such accord and any related law, guideline or request may be amended, supplemented, restated or otherwise modified, including, but not limited to, each similar and subsequent accord that may be adopted by the BASEL Committee on Banking Supervision (including, but not limited to, BASEL III) and all related laws, guidelines or requests implementing each such accord as may be adopted and amended or supplemented from time to time. As used herein, “BASEL Committee on Banking Supervision” means, the committee created in 1974 by the central bank governors of the Group of Ten nations. For purposes hereof “Group of Ten” shall mean the eleven countries of Belgium, Canada, France, Germany, Switzerland, the United States, Italy, Japan, the Netherlands, Sweden and the United Kingdom, which are commonly referred to as the “Group of Ten” or “G-10”, and any successor thereto.

“BMO Account Collections” means Collections received in or deposited in the BMO Accounts.
“BMO Accounts” means each account held at Bank of Montreal and identified in Schedule II to the Agreement.
“Bond Administration Agreement” means the Bond Administration Agreement dated as of December 21, 2006 between Manitowoc and Finacity, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Breakage Costs” is defined in Section 3.1 of the Agreement.
“Business Day” means any day that is not a Saturday or Sunday on which both (A) the Agent at its branch office in Atlanta, Georgia is open for business and (B) commercial banks in New York City are not authorized or required to be closed for business; provided, that if this definition of “Business Day” is utilized in connection with (i) the Eurodollar Rate, “Business Day” shall exclude any day that dealings are not carried out in the London interbank market, (ii) any Euro Capital and the Eurodollar Rate, “Business Day” shall exclude any date that is not a TARGET 2 Day, (iii) any CAD Capital and the Eurodollar Rate, “Business Day” shall exclude any date that commercial banks in Toronto, Canada are authorized or required to be closed for business, (iv) any GBP Capital, “Business Day” shall exclude any date that commercial banks in London, England are authorized or required to be closed for business and (v) transactions to be (or contemplated to be) conducted in the United Kingdom, “Business Day” shall exclude any day on which banks in London, England are closed for the purposes of making wire transfers or any other electronic transfer of funds.
“CAD Capital” means Capital initially funded by the Purchaser in Canadian Dollars.
“Calculation Period” means a calendar month.
“Canadian Dollar” or “CAD” means lawful currency of Canada.
“Canadian Originator” means Garland and any other Originator incorporated or organized as a company under the laws of Ontario.
“Canadian Originator Receivables” means each of the Pool Receivables originated by a Canadian Originator.
“Canadian Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 27, 2011, among Garland, as an Originator, the various other Originators that may from time to time become a party thereto, and the Cayman Seller, as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with its terms and this Agreement.
“Canadian Receivable” means a Receivable (a) that is denominated and payable in Canadian Dollars or (b) the Obligor of which is a resident of Canada.

“Capital” means the amount paid to the Sellers in respect of Investments made by the Purchaser pursuant to the Agreement, or such amount divided or combined in order to determine the Discount applicable to any Portion of Capital, in each case, reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.6(d) of the Agreement; provided, however, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.
“Cayman Seller” has the meaning set forth in the preamble.
“Change in Control” means:
(a)    with respect to Manitowoc, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date) of Equity Interests representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Manitowoc, (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Manitowoc by Persons who were neither (x) nominated by the board of directors of Manitowoc nor (y) appointed by directors so nominated, (iii) the acquisition of direct or indirect Control of Manitowoc by any Person or group or (iv) a “Change in Control” as defined in the Credit Agreement;
(b)    with respect to any Originator, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), other than Manitowoc (or a Subsidiary of Manitowoc), of any membership interests or Equity Interests of such Originator, (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of such Originator by Persons who were neither (x) nominated by the board of directors of such Originator nor (y) appointed by directors so nominated, or (iii) the acquisition of direct or indirect Control of such Originator by any Person or group other than Manitowoc (or a Subsidiary of Manitowoc);
(c)    with respect to the U.S. Seller, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), other than Grove U.S. L.L.C., of any membership interests or Equity Interests of the U.S. Seller, (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the U.S. Seller by Persons who were neither (x) nominated by the board of directors of the U.S. Seller nor (y) appointed by directors so nominated, or (iii) the acquisition of direct or indirect Control of the U.S. Seller by any Person or group other than Grove U.S. L.L.C.; and

(d)    with respect to the Cayman Seller, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), other than Manitowoc, of any shares or Equity Interests of the Cayman Seller, (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Cayman Seller by Persons who were neither (x) nominated by the board of directors of the Cayman Seller nor (y) appointed by directors so nominated, or (iii) the acquisition of direct or indirect Control of the Cayman Seller by any Person or group other than Manitowoc.
For purposes of this definition of Change in Control, “Control” and “Equity Interests” have the meanings assigned thereto in (or by reference in) the Credit Agreement.
“Closing Date” means December 15, 2014.
“Collection Account” means each deposit account or securities account identified on Schedule II hereto as a “Collection Account”.
“Collection Account Agreement” means, with respect to any Collection Account, an agreement, in form and substance satisfactory to the Agent, among the applicable Seller, the Agent, the Collection Account Bank, and such other Persons as may be acceptable to the Agent, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement and with the consent of the Agent, which agreement establishes the Agent’s control (and right to assume exclusive control) of such Collection Account and funds on deposit therein.
“Collection Account Bank” means, with respect to any Collection Account, the bank holding the Collection Account.
“Collections” means, with respect to any Pool Receivable, (a) all funds which are received by any Seller, Servicer or Originator in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest, all other charges and, if applicable, any value added or sales taxes), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.4(e) of the Agreement, (c) all other proceeds of such Receivable and (d) if applicable, all recoveries of value added taxes from any relevant Governmental Authority relating to any Pool Receivable that is a Defaulted Receivable.
“Company Note” means any subordinated promissory note issued by a Seller to an Originator under, or in connection with the transactions contemplated by, a Purchase and Sale Agreement.
“Concentration Percentage” means, on any day, (I) for any Obligor that is not a Special Obligor: (a) for any Group A Obligor, a percentage equal to forty percent (40%), or any other percentage as agreed by the Servicer and the Agent in writing, (b) for all Group B Obligors, a percentage equal to four (4) times the Base Concentration Limit, (c) for all Group C Obligors, a percentage equal to two (2) times the Base Concentration Limit and (d) for all Group D Obligors, a percentage equal to the Base Concentration Limit and (II) for any Special Obligor, the Special Obligor Concentration Percentage for such Obligor.
“Consolidated Interest Coverage Ratio” has the meaning set forth in the Credit Agreement, without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement (unless such amendment, amendment and restatement, supplement or other modification has been consented to in writing by the Agent).
“Consolidated Senior Secured Leverage Ratio” has the meaning set forth in the Credit Agreement, without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement (unless such amendment, amendment and restatement, supplement or other modification has been consented to in writing by the Agent).
“Contract” means, with respect to any Receivable, any and all contracts, understandings, instruments, agreements, invoices, notes, purchase orders or other writings pursuant to which such Receivable arises or which evidences such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Contractual Dilution” means any Dilution that is contractually limited prior to the sale or contribution to the applicable Seller, pursuant to the applicable Purchase and Sale Agreement, of the Receivable(s) that gave rise to such Dilution, such as discounts or rebates.
“Contributed Receivables” is defined in Section 1.1(a) of the U.S. Purchase and Sale Agreement.
“Contributed Value” is defined in Section 3.3(b) of the U.S. Purchase and Sale Agreement.
“Convotherm” has the meaning set forth in the preamble.
“CRD” means, the Capital Requirements Directive which is comprised of Directives 2006/48/EC of the European Parliament of June 14, 2006 relating to the taking up and pursuit of the business of credit institutions and Directive 2006/49/EC of the European Parliament of June 14, 2006 on the capital adequacy of investment firms and credit institutions, as amended from time to time.
“Crane Business” means the Crane business segment as described in Part I, Item 1 of Form 10-K filed by Manitowoc with the United States Securities and Exchange Commission for the fiscal year ended December 31, 2013.
“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of January 3, 2014, among Manitowoc, the “Subsidiary Borrowers” party thereto, the “Lenders” party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified from time to time; provided, however, that for purposes of any reference herein to a defined term set forth in the Credit Agreement, such reference shall be deemed to be a reference to the Credit Agreement as in effect on December 15, 2014 without giving effect to any amendment, supplement or other modification thereto entered into without the Agent’s written consent.
“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Servicer in effect on the Closing Date and attached as Schedule IV to the Agreement, as modified in compliance with the Agreement.
“Cutoff Date” means, (a) for any Settlement Date, the final day of a preceding Calculation Period, or (b) for any other date, the Cutoff Date for the immediately preceding Settlement Date.
“Daily Report” has the meaning set forth in Section 4.2(b) of the Agreement.
“Days Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month, divided by (b)(i) the aggregate credit sales made by the Originators giving rise to Pool Receivables during the three calendar months ended on or before the last day of such calendar month divided by (ii) ninety (90).
“Debt” means Indebtedness as defined in the Credit Agreement without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement.
“Default Horizon” means the number four (4).
“Default Horizon Calculation Period” means, for any day, a number, equal to the Default Horizon, of consecutive Calculation Periods ending with the Cutoff Date.
“Default Ratio” means, for any day, the ratio computed as of the Cutoff Date by dividing (i) the sum (without duplication) of the Net Outstanding Balances of Pool Receivables that (a) were Defaulted Receivables as of the Cutoff Date, and (b) were not Defaulted Receivables as of the previous Cutoff Date, and (c) were Eligible Receivables on at least one day during the Calculation Period by (ii) the Eligible Sales during the Loss Horizon Lookback Period.
“Defaulted Receivable” means a Receivable:
(i) as to which any payment, or part thereof, remains unpaid for at least ninety-one (91) days from the original due date, or, if applicable, the adjusted due date, provided that any such adjustments are consistent with the Credit and Collection Policy therefor;
(ii) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V to the Agreement; or
(iii) which has been, or, consistent with the Credit and Collection Policy, which should be, written off as uncollectible.

“Deferred Purchase Price” has the meaning set forth in Section 1.4(c) of the Agreement.
“Delinquent Receivable” means a Receivable which is not a Defaulted Receivable and:
(i) as to which any payment, or part thereof, remains unpaid for at least 61 days from the original due date therefor; or
(ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent.
“Dilution” means any non-cash credit granted to an Obligor for the purpose of reducing or canceling the Net Outstanding Balance of any Eligible Receivable of such Obligor, except to the extent that such credit is offset by the sale or contribution of an Eligible Receivable(s) to the applicable Seller pursuant to the applicable Purchase and Sale Agreement, as part of a transfer, cancellation (of invoice, not product), replacement (of invoice, not product), correction, or any artifact of A/R tracking, or as part of a buyback/resell arrangement between such Obligor and the applicable Originator.
“Dilution Component” means, for any day, the product of (i) the average of the Dilution Ratios for the twelve most recent Calculation Periods and (ii) the Dilution Horizon Ratio.
“Dilution Horizon” means the number one (1) (or such other number reasonably determined by the Agent from time to time following any audit performed pursuant to clause (h) of Exhibit IV and/or any other time in consultation with the Sellers or the Servicers, in each case determined based upon the performance of the Receivables Pool).
“Dilution Horizon Calculation Period” means, for any day, a number, equal to the Dilution Horizon, of consecutive Calculation Periods ending with the Cutoff Date.
“Dilution Horizon Lookback Period” means, for any day, the Calculation Period preceding the Calculation Period containing the Cutoff Date by a number, equal to the Dilution Horizon, of Calculation Periods.
“Dilution Horizon Ratio” means, for any Settlement Date (and any subsequent date until the following Settlement Date), the result of (i) the Eligible Sales during the Dilution Horizon Calculation Period, divided by (ii) the Net Eligible Pool Balance as of such date.
“Dilution Ratio” means, for any day, the ratio computed as of the Cutoff Date by dividing: (a) the Eligible Dilution during the Calculation Period by (b) the Eligible Sales during the Dilution Horizon Lookback Period.
“Dilution Reserve Percentage” means, on any Settlement Date (and any subsequent date until the following Settlement Date), the product of (i) the Dilution Horizon Ratio multiplied by (ii) the sum of (x) the Dilution Reserve Stress Factor times the average of the Dilution Ratios for the twelve most recent Calculation Periods and (y) the Spike Factor.
“Dilution Reserve Stress Factor” means the number two (2).

“Discount” means for any Portion of Capital for any Discount Accrual Period, the sum of the following amounts calculated for each day in such Discount Accrual Period,
BR x I x (1/Year)
where:

BR	= the Bank Rate for such Portion of Capital for such day

I	= the Portion of Capital for such day

Year
=    (i) if the Bank Rate for such day and such Portion of Capital is being calculated based upon the Eurodollar Rate, then three hundred sixty (360) days, and (ii) if the Bank Rate for such day and such Portion of Capital is being calculated based upon the Base Rate, then three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable provided, however, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided, further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Discount Accrual Period” means, with respect to each Portion of Capital:
(a)    initially the period commencing on the Investment Date of the related Investment and ending the last day of the calendar month in which such Investment Date occurred; and
(b)    thereafter, each calendar month;
provided, however, that on and after the Facility Termination Date, the Agent may, from time to time and in its sole discretion, select any shorter or longer Discount Accrual Period for any Portion of Capital (including a period of one day).
“Discount Reserve” at any time means the sum of (i) the Termination Discount at such time, and (ii) the then accrued and unpaid Discount.
“Dividends” means any dividend or distribution (in cash or obligations) on any of the Seller’s membership or other equity interests or any warrants, options or other rights with respect to any of the Seller’s membership or other equity interests.
“Eligible Dilution” means, for any Calculation Period, the sum of all Variable Dilutions occurring during the Calculation Period except to the extent that such credits have been applied to any Obligor in excess of the amount of any Net Outstanding Balances owed on Eligible Receivables for any such Obligor.
“Eligible Receivables” means, at any time, Receivables:
(i)    the Obligor of which is (a) a resident of the United States, (b) a resident of Canada or (c) either (I) a resident of any other country with a long-term sovereign debt rating of “A” or higher by S&P, (II) a resident of the Special Rating Country or (III) a Special Rating Obligor;
(ii)    the Obligor of which is not, nor has at any time during the life of such Receivable been, subject to any bankruptcy, insolvency or any other action, circumstance or proceeding of the type described in paragraph (g) of Exhibit V to the Agreement;
(iii)    the Obligor of which is neither (a) an Affiliate of Manitowoc nor (b) a Sanctioned Person;
(iv)    which if constitutes (a) a U.S. Originator Receivable, is denominated and payable in U.S. Dollars in the United States, (b) a Canadian Originator Receivable, is denominated and payable in Canadian Dollars or U.S. Dollars, (c) a UK Originator Receivable, is denominated and payable in GBP or U.S. Dollars and (d) a German Originator Receivable, is denominated and payable in Euros or U.S. Dollars;
(v)    which have a stated maturity; and the invoice relating thereto has been sent to the related Obligor;
(vi)    which arise under a Contract which is in full force and effect and which is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms and which contains an obligation to pay a specified amount of money, and, without limiting the foregoing, such Receivables (A) constitute legal, valid, binding and irrevocable payment obligations of the related Obligor, enforceable against such Obligor in accordance with their terms and (B) have not been terminated (according to the Applicable Servicer’s records) and whose termination is not pending;
(vii)    which were created in compliance with all laws, rulings and regulations applicable to the transactions under which such Receivables were generated;
(viii)    which conform with all applicable laws, rulings and regulations in effect; which are not the subject of or to any dispute, offset, hold back defense, Adverse Claim, counterclaim, warranty claim or other claim or defense (including as a result of any liability of the applicable Originator to any such Obligor that is also a supplier to such Originator); and which do not arise from the sale of inventory which is subject to any Adverse Claim (it being understood that only the portion of any Receivable equal to the amount of any such dispute, offset, hold back defense, Adverse Claim, counterclaim, warranty claim or other claim or defense shall be deemed not to satisfy this clause (viii));

(ix)    which were created in accordance with, and which comply with, the requirements of the Credit and Collection Policy;
(x)    which arise from the sale and delivery of goods or services in the ordinary course of business of the Crane Business or the Foodservice Business of an Originator;
(xi)    which do not require the consent of the related Obligor to be sold, transferred or assigned, under the related Contract or otherwise, and the Contract relating thereto does not contain any provision that restricts the ability of the Purchaser or the Agent to exercise rights thereunder or under the Transaction Documents, except in each case as consented to or waived by the related Obligor pursuant to a written consent or waiver in form and in substance satisfactory to the Agent;
(xii)    which have not been modified, extended, renegotiated or restructured since their creation in any way not provided for in the Credit and Collection Policy;
(xiii)    (A) except as “Eligible Receivables” is used in the Purchase and Sale Agreements, in which the U.S. Seller (in the case of any U.S. Originator Receivable) or the Cayman Seller (in the case of any Canadian Originator Receivable, any UK Originator Receivable or any German Originator Receivable) owns good and valid title, free and clear of any Adverse Claim, and which are freely assignable by such Seller, and (B) as “Eligible Receivables” is used in the Purchase and Sale Agreements, in which the applicable Originator owns good and valid title, free and clear of any Adverse Claim, and which are freely assignable by such Originator;
(xiv)    for which the Purchaser shall have a valid and enforceable first priority perfected ownership (or in the case of any UK Originator Receivable, good title) or security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;
(xv)    which (i) if a U.S. Originator Receivable, constitutes accounts as defined in the UCC, and which are not evidenced by instruments or chattel paper as defined in the UCC, (ii) if a Canadian Originator Receivable, constitutes accounts as defined in the PPSA, and which are not evidenced by instruments or chattel paper as defined in the PPSA, and (iii) if a German Originator Receivable or a UK Originator Receivable, is not evidenced or otherwise payable by chattel paper, a promissory note, a bill of exchange or other instrument (other than a cheque);
(xvi)    which are neither Defaulted Receivables nor Delinquent Receivables;
(xvii)    which are not Receivables in any Parent Obligor Pool where the aggregate Outstanding Balance of all Defaulted Receivables in such Parent Obligor Pool exceeds fifty percent (50%) of the aggregate Outstanding Balance of all Receivables in such Parent Obligor Pool;

(xviii)    which, in the case of a Receivable subject to the laws of a jurisdiction within the U.S., are accounts receivable representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and are “eligible assets” as defined in Rule 3a-7 under such Act;
(xix)    the Originator of which (A) is not in default in any material respect under the terms of the related Contract from which such Receivable arose, (B) is wholly-owned by Manitowoc and (C) is not Manitowoc FSG Holdings, Inc.;
(xx)    that represent amounts earned and payable by the related Obligor and that are not subject to the performance of additional services or to the delivery of additional goods by the Originator thereof;
(xxi)    which have not been disqualified by the Agent or the Purchaser for any other reason;
(xxii)    for which the Obligor has been directed to make all payments to (A) a Lock-Box Account which is subject to either a Lock-Box Agreement or an Account Pledge Agreement or (B) an Excluded Account;
(xxiii)    which are not “bill and hold” Receivables, unless (A) the applicable Originator has received a letter from the applicable Obligor identifying the goods relating to such Receivables and stating that such Obligor accepts such goods, (B) such goods have been placed in a gated area on the premises of such Originator that does not contain any goods owned by such Originator and (C) such Originator has fulfilled all of its obligations under the applicable Contract with respect to such goods and such Receivables (and, without limiting the generality of the foregoing, such Originator has no delivery obligation with respect to such goods);
(xxiv)    which are not payable in installments;
(xxv)    for which the related goods have been shipped to the applicable Obligor and for which the related services have been performed;
(xxvi)    which are governed by German law in the case of German Originator Receivables;
(xxvii)    which if constitute German Originator Receivables, are not subject to a current account agreement (kontokorrentgebundene Forderung) within the meaning of section 355 of the German Commercial Code (Handelsgesetzbuch);
(xxviii)    which arise out of a related Contract the terms of which do not expressly permit the relevant Obligor to exercise any right of set-off with respect thereto;
(xxix)    which are governed by English law in the case of UK Originator Receivables; and

(xxx)    which at any time prior to the Subject Termination Date, the Obligor of which is not GAR International Corporation (or any successor thereto) (each such Receivable, a “Gar Receivable”). For purposes of this clause (xxx), Subject Termination Date means the date, if any, that the Agent in its sole discretion provides written notice to the Sellers that no Gar Receivable shall be excluded solely based on this clause (xxx).
“Eligible Sales” means, for any Calculation Period, the sum of the Net Outstanding Balances of all Pool Receivables that were originated during or prior to the Calculation Period and were Eligible Receivables at any time during the Calculation Period but were not Eligible Receivables during any previous Calculation Period.
“Eligible Unapplied Cash and Credits” means the sum of (i) all cash and non-cash credits not applied to any Obligor, and the sum of (ii) for each Obligor, the smaller of (a) the sum of all cash and non-cash credits applied to such Obligor but not yet applied to any particular Receivable, or (b) the sum of the Net Outstanding Balance of all Eligible Receivables for which such Obligor is the Obligor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
“ERISA Affiliate” means with respect to any Person, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with such Person as a single employer under Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
“EU Insolvency Regulation” means Article 5/1 of Council Regulation (EC) No. 1346/2000.
“Euro” or “€” means the official lawful currency of the eurozone.
“Euro Capital” means Capital initially funded by the Purchaser in Euro.
“Eurodollar Rate” means, for any day, an interest rate per annum determined by Agent pursuant to the following formula:
Eurodollar Rate     =        LIBOR
1.00 - Eurodollar Reserve Percentage
“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to “Eurocurrency” funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each applicable Portion of Capital shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Euro Purchase and Sale Agreement” means the European Purchase and Sale Agreement, dated as of September 27, 2011, among Convotherm, as an Originator, Manitowoc Deutschland, as an Originator, the various other Originators that may from time to time become a party thereto, and the Cayman Seller, as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with its terms and this Agreement.
“Euro Receivable” means a Receivable (a) that is denominated and payable in Euros, (b) the Obligor of which is a resident of a Permitted EU Country or (c) that is governed by German law.
“European Accounts” means the German Accounts and the UK Accounts.
“European Collection Account” means each Collection Account maintained in the name of the Cayman Seller.
“Excess Concentration” means, (i) for the Largest Group D Parent Obligor Pool, the amount by which the sum of the Net Outstanding Balances, or portions thereof, of the Eligible Receivables in such Largest Group D Parent Obligor Pool exceeds an amount equal to: (a) five multiplied by the Base Concentration Limit, multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool and (ii) for any other Parent Obligor Pool, the amount by which the sum of the Net Outstanding Balances, or portions thereof, of the Eligible Receivables in such Parent Obligor Pool exceeds an amount equal to: (a) the Concentration Percentage for such Parent Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.
“Excluded Account” means each account, lock-box or post office box listed on Schedule VIII hereto; provided, however, that any such account, lock-box or post office box shall cease to be an “Excluded Account” on the date, if any, specified in a Lock-Box Notice Request with respect to such account, lock-box or post office box if a Lock-Box Agreement has not been entered into with respect to such account, lock-box or post office by such date in accordance with clause (bb) of Exhibit IV; provided, further, however, that any such account, lock-box or post office box shall immediately be deemed to be added to Schedule II hereto (and cease to be an “Excluded Account”) on the date a Lock-Box Agreement is entered into with respect to such account, lock-box or post office box in accordance with clause (bb) of Exhibit IV hereto.
“Excluded Account Collections” means Collections received in or deposited in an Excluded Account.
“Existing Agreement” has the meaning set forth in the preamble to the Agreement.
“Existing Agreement Outstanding Amounts” has the meaning set forth in the preamble to the Agreement.
“Facility Termination Date” means the earliest of (a) December 15, 2017, (b) the declaration or occurrence of the Facility Termination Date pursuant to Section 2.2 of the Agreement and (c) the Purchase and Sale Termination Date under any Purchase and Sale Agreement.

“Federal Funds Rate” means, for any period, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)”. If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning set forth in Section 1.7 of the Agreement.
“Finacity” means Finacity Corporation, a Delaware corporation.
“Final Payout Date” means the date following the Facility Termination Date on which (i) the Investment Limit has been reduced to zero ($0), (ii) no Capital or Discount remains outstanding and (iii) all other amounts then due and payable by the Originators, the Sellers, Manitowoc or the Servicers to the Purchaser, the Agent or any other Purchaser Party under the Transaction Documents (including, without limitation, all Existing Agreement Outstanding Amounts) have been paid in full.
“Foodservice Business” means the Foodservice business segment as described in Part 1, Item I of Form 10-K filed by Manitowoc with the United States Securities and Exchange Commission for the fiscal year ended December 31, 2013.
“Foodservice UK” has the meaning set forth in the preamble.
“Foreign Branch” has the meaning set forth in Section 1.2(b) of the Agreement.
“Foreign Capital Reserve” means, for any date of determination, ten percent (10%) of the U.S. Dollar Equivalent of the amount of all Capital that is denominated in currencies other than U.S. Dollars (including, without limitation, CAD Capital, GBP Capital and Euro Capital).
“GAAP” means generally accepted accounting principles in the United States.
“Garland” has the meaning set forth in the preamble.
“GBP” or “£” means the official lawful currency of the United Kingdom.

“German Account Pledge Agreement” means each agreement in form and substance acceptable to the Agent granting security in favor of the Agent or the Purchaser over any German Account.
“German Accounts” means the Lock-Box Accounts identified as “German Accounts” on Schedule II hereto, in each case, so long as such Lock-Box Account is subject to German law.
“German Collection Account” means each Collection Account maintained in the name of the Cayman Seller, so long as such Collection Account is subject to German law.
“German Insolvency Event” means, with respect to any German Servicer or German Originator, the occurrence of any event described in clause (g) of the definition of “Termination Event” set forth in Exhibit V with respect to such Person.
“German Originator” means Convotherm, Manitowoc Deutschland and any other Originator incorporated or organized as a company under the laws of Germany.
“German Originator Receivables” means each of the Pool Receivables originated by a German Originator.
“German Servicer” means Convotherm, Manitowoc Deutschland and any other Servicer incorporated or organized as a company under the laws of Germany.
“Governmental Authority” means any nation or government, any state, municipal or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any court or arbitrator, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic. Without limiting the foregoing, Governmental Authority shall include any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Group A Obligor” means any Obligor that has a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “AA-” or better by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Aa3”or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided that if an Obligor is not rated by both S&P and Moody’s, then such Obligor shall be deemed to be a Group D Obligor.
“Group B Obligor” means any Obligor that is not a Group A Obligor, and has a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A-” or better by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A3” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided that if an Obligor is not rated by both S&P and Moody’s, then such Obligor shall be deemed to be a Group D Obligor.
“Group C Obligor” means any Obligor that is neither a Group A Obligor nor a Group B Obligor, and has a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” or better by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided that if an Obligor is not rated by both S&P and Moody’s, then such Obligor shall be deemed to be a Group D Obligor.
“Group D Obligor” means any Obligor that is not a Group A Obligor, nor a Group B Obligor, nor a Group C Obligor.
“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, in each case entered into in connection with this Agreement or any other Transaction Document.
“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.
“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidations, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors or the commencement of negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in §§ 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung); in each case, undertaken under the federal laws of the United States of America, Canada, England, Germany or any other country (including, without limitation, the Bankruptcy Code), state or provincial law or any other foreign law.
“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the date hereof, among Manitowoc, the Originators, the Sellers, the Agent and JPMorgan Chase Bank, N.A., as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Investment” has the meaning set forth in Section 1.4(a) of the Agreement.
“Investment Date” means the date on which an Investment or a Reinvestment is made pursuant to the Agreement.

“Investment Limit” means $185,000,000, as such amount may be reduced pursuant to Section 1.1(b) of the Agreement. References to the unused portion of the Investment Limit means, at any time, the Investment Limit minus the aggregate then outstanding Capital.
“Investment Notice” has the meaning set forth in Section 1.2(a) of the Agreement.
“Joinder Agreement” means any joinder agreement entered into by a Seller and another Person, pursuant to which such Person becomes a party to a Purchase and Sale Agreement as an Originator thereunder in accordance with the applicable terms of such Purchase and Sale Agreement.
“Largest Group D Parent Obligor Pool” means, at any time, all Receivables then in the Receivables Pool owed by any of the Parent Obligors with respect to the five largest Group D Obligors (that are not Special Obligors) based on Outstanding Balance of Receivables or any Affiliate Obligor of any such Parent Obligor.
“LIBOR” means, for any day for any Capital denominated in any Approved Currency, an interest rate per annum equal to:
(a)    in the case of U.S. Capital, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes;
(b)    in the case of CAD Capital, the average rate which appears on the display designated as the “CDOR Page” on the Reuters Monitor Money Rate Service (or such other page as may replace the CDOR Page on that service for the purpose of displaying Canadian Dollar bankers’ acceptance rates or as may be used to display average rates, any such replacement page to be acceptable to the Agent, in its reasonable discretion) at or about 10:30 a.m. (Toronto time), or so soon thereafter as is practicable, on such day in respect of Canadian Dollar bankers’ acceptances having a term equal to one-month, or if such day is not a Business Day, then the immediately preceding Business Day. If such average rate does not appear on such page, but such rates for particular financial institutions appear on such page unaveraged, the rate shall be determined by the Agent on such date using such rates displayed on such page in the same manner as such average rate currently is determined on such page. If such rate or rates do not appear on such page, the rate shall be determined on the basis of the arithmetic average, rounded to the nearest multiple of 0.01%, of the bid rates quoted by the principal Toronto office of each of four major Canadian Schedule I chartered banks selected by the Agent as of 10:30 a.m. (Toronto time) on such day in respect of Canadian Dollar bankers’ acceptances having a term equal to one-month. For the purposes hereof, a bankers’ acceptance means a draft in Canadian Dollars drawn by a corporation, accepted by a Canadian chartered bank and issued for value to an investor;

(c)    in the case of Euro Capital, either the one-month Eurodollar rate for Euro deposits as reported on the Reuters Screen EURIBOR-01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Euros, as of 11:00 a.m. (Brussels time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes; and
(d)    in the case of GBP Capital, either the one-month Eurodollar rate for GBP deposits as reported on the Reuters Screen LIBOR-01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in GBP, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.
“Lien” means, with respect to any Property, any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such Property having the effect of a security interest or any filing consented to by any Person of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority consented to by any Person, including any easement, right-of-way or other encumbrance on title to real property, and any agreement to give any of the foregoing.
“Lock-Box Account” means each account maintained at a bank or other financial institution for the purpose of receiving Collections.
“Lock-Box Agreement” means, with respect to any Lock-Box Account, an agreement, in form and substance satisfactory to the Agent, among an Originator, a Seller, the applicable Lock-Box Bank, the Agent, and such other Persons as may be acceptable to the Agent, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement and with the consent of the Agent, which agreement establishes the Agent’s control (and right to assume exclusive control) of such Lock-Box Account and funds on deposit therein.
“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.
“Loss Horizon” means the number four (4) (or such other number reasonably determined by the Agent from time to time following any audit performed pursuant to clause (h) of Exhibit IV and/or any other time in consultation with the Sellers or the Servicers, in each case determined based upon the performance of the Receivables Pool).
“Loss Horizon Lookback Period” means, for any day, the Calculation Period preceding the Calculation Period containing the Cutoff Date by a number, equal to the Loss Horizon, of Calculation Periods.

“Loss Horizon Ratio” means, for any Settlement Date (and any subsequent date until the following Settlement Date), the result of (i) the Eligible Sales during the Default Horizon Calculation Period, divided by (ii) the Net Eligible Pool Balance as of such date.
“Loss Reserve Percentage” means, on any Settlement Date (and any subsequent date until the following Settlement Date), the result of (i) the Loss Reserve Stress Factor times (ii) the highest average of the Default Ratios for any three consecutive Calculation Periods from among the twelve most recent such averages prior to such Settlement Date, multiplied by (iii) the Loss Horizon Ratio.
“Loss Reserve Stress Factor” means the number two (2).
“Manitowoc” has the meaning set forth in the preamble to the Agreement.
“Manitowoc Deutschland” has the meaning set forth in the preamble.
“Material Adverse Effect” means, with respect to any event or circumstance and any Person, a material adverse effect on:
(a)    the business, operations, assets, financial condition or other condition of any Seller, Originator or Servicer;
(b)    the ability of any Seller, Originator or Servicer (if such Servicer is Manitowoc or an Affiliate of Manitowoc) to perform its obligations under the Transaction Documents to which it is a party or the performance of any such obligations;
(c)    the validity or enforceability of any portion of, or collectibility of amounts payable under, the Agreement or any other Transaction Document;
(d)    the rights and remedies of the Purchaser, the Agent or any of their respective Affiliates under the Agreement or any other Transaction Document;
(e)    the status, existence, perfection, priority or enforceability of any Seller’s or the Purchaser’s interest in the Pool Receivables, Contracts, or Related Security; or
(f)    the validity, enforceability or collectibility of a material portion of the Pool Receivables.
“Monthly Report” means a report, in substantially the form of Annex C hereto, furnished by the Servicer to the Agent pursuant to paragraph (l)(iii) and (l)(iv) of Exhibit IV to the Agreement.
“Monthly Reporting Date” means the Business Day immediately following the 14th calendar day of each calendar month.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Eligible Pool” means, on any date of calculation, a set, determined by the Servicers, of Eligible Receivables (or portions thereof) then in the Receivables Pool, provided that such set has (a) no Excess Concentrations and (b) other than Special Term Receivables, no Receivables then due more than sixty (60) days thereafter.
“Net Eligible Pool Balance” means, at any time, (a) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, minus (b) the sum of (i) Eligible Unapplied Cash and Credits, (ii) the amount by which (A) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool having due dates that have been adjusted and that have been outstanding for more than ninety (90) days from their original due dates, exceeds (B) an amount equal to five percent (5%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, (iii) the amount by which (A) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool for which the Obligors are Governmental Authorities, exceeds (B) an amount equal to one percent (1%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, (iv) the amount by which (A) the sum of the Net Outstanding Balances of the Special Term Receivables, exceeds (B) an amount equal to four percent (4.0%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, (v) the amount by which (A) the sum of the Net Outstanding Balances of the Specified Receivables, exceeds (B) an amount equal to five percent (5.0%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, (vi) the amount by which (A) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool for which the Obligors are not residents of either the United States or Canada, exceeds (B) an amount equal to fifteen percent (15%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, (vii) the amount by which (A) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool for which the Obligors are a resident of Quebec, Canada, exceeds (B) an amount equal to one percent (1%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool and (viii) the amount by which (A) the sum of the Net Outstanding Balances of the German Originator Receivables in the Net Eligible Pool, exceeds (B) an amount equal to twenty-five percent (25%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool.
“Net Investment Limit” means the excess, if any, of (a) the lesser of (i) Investment Limit and (ii) the Net Eligible Pool Balance, over (b) the Foreign Capital Reserve. References to the unused portion of the Net Investment Limit means, at any time, the Net Investment Limit minus the aggregate then outstanding Capital.
“Net Outstanding Balance” means, for any Receivable, at any time, (i) the Outstanding Balance of such Receivable reduced by the amount of any and all available, unused discounts or credits relating to such Receivable, provided that the result is greater than zero, or (ii) zero, otherwise.
“Obligations” means, with respect to any Seller, all such Seller’s obligations hereunder and under the other Transaction Documents (including, without limitation, any payment obligations (including in respect of Discount, Capital, fees, costs, expenses and indemnities), representations, warranties and covenants).
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Originators” means each of the Persons from time to time party to a Purchase and Sale Agreement as “Originators” (including Persons that become a party to a Purchase and Sale Agreement as “Originators” pursuant to a Joinder Agreement).
“Other Seller” means (i) with respect to the U.S. Seller, the Cayman Seller, and (ii) with respect to the Cayman Seller, the U.S. Seller.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“PPSA” means the Personal Property Security Act (Ontario).
“Parent Obligor” means any Obligor so designated by the Servicers; provided that each Obligor must be either a Parent Obligor or an Affiliate Obligor but not both.
“Parent Obligor Pool” means, for any Parent Obligor, all Receivables in the Receivables Pool owed either by such Parent Obligor or by any Affiliate Obligor of such Parent Obligor.
“Paydown Date” has the meaning set forth in Section 1.6(f) of the Agreement.
“Paydown Notice” has the meaning set forth in Section 1.6(f) of the Agreement.
“Performance Guaranty” means that certain Amended and Restated Performance Guaranty, dated as of the date hereof, executed and delivered by Manitowoc in favor of the Purchaser and the Agent (on behalf of itself and the other Purchaser Parties), as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Permitted EU Country” means, at any time, any country that is then a member of the European Union.
“Permitted Investments” means with respect to any of the funds in the Lock-Box Accounts or the Collection Account which are invested, (a) certificates of deposit that are not represented by instruments, have a maturity of one week or less and are issued by a Collection Account Bank (with respect to the investment of funds in a Collection Account) or Wells, in either case issued by an institution having a deposit rating of A/A-1 or better by S&P and A2/P-1 or better by Moody’s, (b) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or by any agency thereof, in either case maturing not more than sixty (60) days from the date of acquisition thereof by such Person, (c) time deposits, certificates of deposit or bankers’ acceptances (including Eurodollar deposits) issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least five hundred million dollars ($500,000,000) and a deposit rating of A/A-1 or better by S&P and A2/P-1 or better by Moody’s, (d) commercial paper rated A-1 or better by S&P and P-1 or better by Moody’s maturing not more than sixty (60) days from the date of acquisition thereof by such Person, (e) securities with maturities of sixty (60) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P and A by Moody’s, or (f) money market mutual funds that invest primarily in the foregoing items, such funds coming from an institution having a rating no lower than A-1 by S&P and P-1 by Moody’s.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Pool Assets” has the meaning set forth in Section 1.4(e) of the Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Portion of Capital” means each portion of the Capital pursuant to which the Discount with respect thereto is calculated by reference to a different interest rate.
“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including ownership interests of any Person.
“Purchase and Sale Agreement” means each of the U.S. Purchase and Sale Agreement, the Canadian Purchase and Sale Agreement, the UK Purchase and Sale Agreement and the Euro Purchase and Sale Agreement.
“Purchase and Sale Termination Date” has the meaning set forth in the applicable Purchase and Sale Agreement.
“Purchased Assets” has the meaning set forth in Section 1.3(a) of the Agreement.
“Purchased Assets Coverage Percentage” means, at any time, a fraction, expressed as a percentage and calculated pursuant to the following formula:
C + TR + DR + SFR + UFR
NEPB + AC
where:

C	= the Aggregate Capital outstanding at such time.

TR	= the Total Reserve as of two (2) Business Days prior to the date of computation.

DR	= the Discount Reserve at such time.

SFR	= the Servicing Fee Reserve at such time.

UFR	= the Unused Fee Reserve at such time.

NEPB	= the Net Eligible Pool Balance as of two (2) Business Days prior to the date of computation.

AC
=    Cash in the Collection Account as of the close of business two (2) Business Days prior to the date of computation, solely to the extent that such cash, if representing Collections, has been applied to reduce the Net Eligible Pool Balance included in such calculation.

The Purchased Assets Coverage Percentage shall be determined from time to time pursuant to the provisions of Section 1.5 of the Agreement.
“Purchaser” has the meaning set forth in the preamble to the Agreement.
“Purchaser Parties” means, collectively, the Agent, the Purchaser, the Affected Persons and the Indemnified Parties.
“Purchaser’s Account” means the applicable account set forth on Schedule VI, or such other account as may be so designated in writing by the Agent to the Sellers and the Servicers.
“RBS GBP Collection Account” means that certain GBP denominated account maintained in the name of the Cayman Seller at The Royal Bank of Scotland plc, as notified by the Cayman Seller to Agent in writing.
“RBS USD Collection Account” means that certain USD denominated account maintained in the name of the Cayman Seller at The Royal Bank of Scotland plc, as notified by the Cayman Seller to Agent in writing.
“Receivable” means any indebtedness and other obligations owed to an Originator or a Seller or any right of any Originator or a Seller to payment from or on behalf of an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by any Originator relating to the cranes and related products business or the foodservice and related products business of such Originator, and includes, without limitation, the obligation to pay any finance charges, fees and other charges and any value added taxes or sales taxes with respect thereto; provided, however, that any right of Garland to payment from an Obligor, arising in connection with the sale of goods or the rendering of services by Garland to such Obligor, that has been directed by or on behalf of Garland to make such payment in Canadian dollars by way of a credit card shall not constitute a “Receivable”. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.
“Receivables Pool” means at any time all of the then outstanding Receivables in which a Seller has an interest.
“Reinvestment” has the meaning set forth in Section 1.4(b) of the Agreement.

“Related Rights” is defined in Section 1.1 of each Purchase and Sale Agreement.
“Related Security” means, with respect to any Receivable:
(a)    all of any Seller’s and any Originator’s interest in any goods (including returned goods), and documentation or title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable;
(b)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto or PPSA registered assignments and/or any other financing statements, verification statements, registrations of charge or similar filings relating thereto, as applicable;
(c)    all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and
(d)    all proceeds of the foregoing.
“Remaining Maturity” means, for any day, for any Receivable in the Receivables Pool, (i) if such Receivable is a Defaulted Receivable, the number zero, or (ii) otherwise, the lesser of (a) the number of days until such Receivable would become a Defaulted Receivable if it remained unpaid and (b) one hundred fifty (150).
“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer” means the Chief Executive Officer of a Seller or a Servicer, as the case may be, or the President of a Seller or a Servicer, as the case may be, or the managing director (Geschäftsführer) in case of a German Originator or German Servicer or, with respect to financial matters, the Chief Financial Officer of Manitowoc, any Vice President-Finance or Treasurer (or an equivalent officer); it being understood, that for purposes of this definition if a Seller or Servicer, as applicable, does not have or no longer has an officer with one of the titles set forth above, a “Responsible Officer” for purposes of this Agreement and the other Transaction Documents shall be the officer or officers of such Seller or Servicer, as applicable, designated to perform the duties of the officers described above.
“Sanctioned Country”  means a country subject to a sanctions program identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person”  means (i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“S&P” means Standard & Poor’s Ratings Services, a Standard and Poor’s Financial Services LLC business.
“Sellers” has the meaning set forth in the preamble to the Agreement.
“Servicer” means each Person appointed as such pursuant to Section 4.1 of the Agreement.
“Servicer Default” means any of the following:
(a)    any Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for two Business Days; or
(b)    Manitowoc (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights, pursuant to the Agreement, which Manitowoc (or such Affiliate) then has as Servicer; or
(c)    any representation or warranty or certification made or deemed made by any Servicer (or any of its officers) under or in connection with the Agreement or any other Transaction Document or any information or report delivered by any Servicer pursuant to the Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or
(d)    any Servicer shall fail to perform or observe any of the covenants set forth in clause (s) (Financial Covenants) of Exhibit IV to the Agreement; or
(e)    any Servicer shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after any Servicer has notice or knowledge thereof (or, with respect to a failure to deliver the Monthly Report pursuant to the Agreement or the Daily Report pursuant to Section 4.2(b) of the Agreement, such failure shall remain unremedied for two (2) Business Days); or
(f)    any Servicer shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least ten million dollars ($10,000,000) in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
(g)    any Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as such debts become due (Zahlungsunfähigkeit), is threatened with insolvency (drohende Zahlungsunfähigkeit) or is overindebted (überschuldet), or shall make a general assignment for the benefit of creditors or commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in §§ 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung); or any proceeding shall be instituted by or against any Servicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, receivership, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, insolvency administrator, custodian or other similar official for it or for any substantial part of its property or with respect to the German Servicer (i) the commencement of insolvency proceedings (Eröffnung des Insolvenzverfahrens) pursuant to the provisions of the German Insolvency Code (Insolvenzordnung), or (ii) the ordering by the insolvency court of a general prohibition of disposal (allgemeines Verfügungsverbot) or the order by the insolvency court that such German Servicer may only dispose of its assets with the consent of a preliminary insolvency administrator pursuant to Section 21 para. 2 No. 2 of the German Insolvency Code (Insolvenzordnung) and, in the case of any such proceeding instituted against it (but not instituted by it), either (a) such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or (b) in any such proceeding, there is entered an order for relief against, or there is appointed a receiver, trustee, insolvency administrator, custodian or other similar official for, it or for any substantial part of its property; or any Servicer shall take any corporate action to authorize any of the actions set forth above in this paragraph (i); or
(h)    in the judgment of the Agent, there shall have occurred a material adverse change in (x) the ability of any Servicer to adequately service the Receivables or (y) the ability of the Purchaser to enforce or otherwise realize upon its interest in the Receivables, the Related Security or the Collections.
“Servicing Fee” means the fee referred to in Section 4.6 of the Agreement.
“Servicing Fee Reserve” at any time means the sum of (i) the unpaid Servicing Fee accrued to such time, plus (ii) an amount equal to (a) the aggregate Outstanding Balance of Pool Receivables at the time of computation multiplied by (b) the product of (x) one percent (1%) and (y) a fraction having two (2) times the Days Sales Outstanding as its numerator and three hundred sixty (360) as its denominator.
“Settlement Date” means the second (2nd) Business Day following each Monthly Reporting Date.
“Solvent” means, with respect to any Person at any time, a condition under which:
(ii)    the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;
(iii)    the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);
(iv)    such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and
(v)    such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.
For purposes of this definition:
(A)    the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;
(B)    the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;
(C)    the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and
(D)    the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Special Obligor” means an Obligor that is both (i) set forth on Schedule V to this Agreement and (ii) other than with respect to H&E Equipment Services, Inc., has its long-term senior unsecured and uncredit-enhanced debt securities rated at least “BBB-” by S&P or “Baa3” by Moody’s; provided, however, that such Person if either “Maxim Crane Works, L.P.” or “Walter Payton Power Equipment, LLC” may be revoked as a “Special Obligor” by Agent in its sole discretion upon five (5) Business Days prior notice to any Seller or Servicer.
“Special Obligor Concentration Percentage” means the percentage set forth opposite the name of such Special Obligor on Schedule V to this Agreement.
“Special Rating Country” means Ireland; provided, however, that such country may be revoked as a “Special Rating Country” by Agent in its sole discretion upon five (5) Business Days prior notice to any Seller or Servicer.
“Special Rating Obligor” means Koree Sp. Zo.O., a Polish corporation; provided, however, that such Person may be revoked as a “Special Rating Obligor” by Agent in its sole discretion upon five (5) Business Days prior notice to any Seller or Servicer.
“Special Term Receivable” means, as of any date of determination, each of (i) any Receivable then due more than sixty (60) days but not more than one hundred eighty (180) days thereafter and (ii) any Specified Receivable.
“Specified Law” means (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (ii) the BASEL Accord, and (iii) any existing or future rules, regulations, guidance, interpretations or directives promulgated or issued relating to the Dodd-Frank Act or the BASEL Accord (whether or not having the force of law).
“Specified Receivable” means, as of any date of determination, any Receivable (i) the Obligor of which is set forth on Schedule IX to this Agreement, (ii) then due more than sixty (60) days but not more than three hundred sixty (360) days thereafter and (iii) which was created on or prior to December 31, 2011.
“Spike Factor” means on any Settlement Date (and any subsequent date until the following Settlement Date), the product of (i) the excess, if any, of (a) the arithmetic average Dilution Ratio for any three consecutive Calculation Periods during the twelve most recent Calculation Periods over (b) the arithmetic average of the Dilution Ratios for such twelve Calculation Periods, times (ii)(a) the highest arithmetic average Dilution Ratio for any three consecutive Calculation Periods during the twelve most recent Calculation Periods, divided by (b) the arithmetic average of the Dilution Ratios for such twelve Calculation Periods.
“Spot Rate” means on any day, for the purpose of determining the U.S. Dollar Equivalent of any Approved Currency, the rate determined by Agent to be the rate quoted by Agent acting in such capacity as the spot rate for the purchase by Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Agent acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Sub-Servicer” shall have the meaning set forth in Section 4.1(d) of the Agreement.
“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Subsidiary means a Subsidiary of Manitowoc.
“Tangible Net Worth” means, with respect to any Person, the net worth of such Person after subtracting therefrom the aggregate amount of such Person’s intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names.
“TARGET 2 Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET 2) payment system which utilizes a single shared platform which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Tax” or “Taxes” means any and all present or future taxes (including value added and sales taxes), levies, imposts, duties, deductions, withholdings or other charges (including any fines, penalties or interest) imposed by any Governmental Authority.
“Termination Date” means the earlier of (i) the Business Day which the Sellers jointly so designate by notice to the Agent at least thirty (30) days in advance and (ii) the Facility Termination Date.
“Termination Day” means (i) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied and (ii) each day which occurs on or after the Termination Date.
“Termination Discount” means, on any date of determination, an amount determined pursuant to the following formula:
C x {(COF x 1.50) + UFR} x (2 x DSO/360)
Where:

C	= the Aggregate Capital outstanding on such date

AD	= the U.S. Dollar Equivalent of the aggregate amount of Discount that accrues on all outstanding Capital on such date

COF	= AD x 360
C

DSO	= Days Sales Outstanding on such date

UFR	= the “Used Fee Rate” (as defined in the Fee Letter on such date)
“Termination Event” has the meaning specified in Exhibit V to the Agreement.
“Total Reserve” means, (a) the Total Reserve Percentage multiplied by (b) the Net Eligible Pool Balance.
“Total Reserve Percentage” means the greatest of (i) the sum of (a) the Loss Reserve Percentage and (b) the Dilution Reserve Percentage, (ii) the sum of (a) the Base Concentration Limit multiplied by three and (b) the Dilution Component and (iii) 16.8%.
“Transaction Documents” means the Agreement, the Fee Letter, the Purchase and Sale Agreements, each Company Note, the Performance Guaranty, the U.S. Seller Guaranty Agreements, the Lock-Box Agreements, the Collection Account Agreements, the Account Pledge Agreements, the Intercreditor Agreement, the Bond Administration Agreement, each Joinder Agreement and all other certificates, instruments, UCC financing statements, PPSA registered assignments and/or financing statements, verification statements or similar filings, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Agreement.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“UK Account Charge” means each agreement in form and substance acceptable to the Agent granting security in favor of the Agent or the Purchaser over any UK Account.
“UK Accounts” means the Lock-Box Accounts identified as “UK Accounts” on Schedule II hereto, in each case, so long as such Lock-Box Account is subject to English law.
“UK Collection Account” means each Collection Account maintained in the name of the Cayman Seller, so long as such Collection Account is subject to English law.
“UK Originator” means Foodservice UK and any other Originator incorporated or organized as a company under the laws of England.
“UK Originator Receivables” means each of the Pool Receivables originated by a UK Originator.

“UK Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the date hereof, among Foodservice UK, as an Originator, the various other Originators that may from time to time become a party thereto, and the Cayman Seller, as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with its terms and this Agreement.
“United States Federal Government” means the government of the United States of America, and any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of the government of the United States of America. For avoidance of doubt, this definition includes, without limitation, agencies of the government of the United States of America that are subject to the Federal Assignment of Claims Act.
“Unmatured Purchase and Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.
“Unmatured Termination Event” means an event which, with the giving of notice or lapse of time, or both, would constitute a Termination Event.
“Unused Fee” has the meaning set forth in the Fee Letter.
“Unused Fee Rate” has the meaning set forth in the Fee Letter.
“Unused Fee Reserve” means on any date of determination, an amount equal to the product of (a) the Unused Fee Rate, times (b) two (2) times the Days Sales Outstanding at such time, times (c) the result of (1) the Investment Limit at such time minus (2) the Aggregate Capital at such time, divided by (d) three hundred sixty (360).
“U.S. Capital” means Capital initially funded by the Purchaser in U.S. Dollars.
“U.S. Dollar” or “$” means lawful currency of the United States of America.
“U.S. Dollar Equivalent” means, at any date on which a specified amount denominated in an Approved Currency for which a determination thereof is to be made, (a) such amount, with respect to any amount denominated in U.S. Dollars and (b) the U.S. Dollar equivalent of such specified amount of such Approved Currency determined by reference to the Spot Rate determined as of such date.
“U.S. Originator” means each Originator incorporated or otherwise organized under the laws of any State of the United States.
“U.S. Originator Receivables” means each of the Pool Receivables originated by a U.S. Originator.
“U.S. Purchase and Sale Agreement” means the Second Amended and Restated Purchase and Sale Agreement, dated as of June 30, 2010, among various Originators and the U.S. Seller, as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with its terms and this Agreement.

“U.S. Seller” has the meaning set forth in the preamble.
“U.S. Seller Guaranty Agreements” means (i) that certain Guaranty Agreement, dated as of September 27, 2011, made by the U.S. Seller in favor of Convotherm, as the same may be amended, supplemented or otherwise modified from time to time and (ii) that certain Guaranty Agreement, dated as of the date hereof, made by the U.S. Seller in favor of Manitowoc Deutschland, as the same may be amended, supplemented or otherwise modified from time to time.
“Used Fee” has the meaning set forth in the Fee Letter.
“Used Fee Rate” has the meaning set forth in the Fee Letter.
“Variable Dilution” means any Dilution other than Contractual Dilution.
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Wells” has the meaning set forth in the preamble.
Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. All terms used in the PPSA, and not specifically defined herein, are used herein as defined in the PPSA. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II
CONDITIONS OF INVESTMENTS AND REINVESTMENTS
1.Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective as of the Closing Date, provided that the Agent shall have received on or before the Closing Date, each in form and substance (including the date thereof) satisfactory to the Agent; provided, however, that for the avoidance of doubt, other than for purposes of subsection (n) below, only Originators that are becoming Originators as of the date of this Agreement shall be required to deliver the materials set forth below:
(a)    Counterparts of the Agreement, the Fee Letter, the Performance Guaranty, the UK Purchase and Sale Agreement, the Lock-Box Agreements, the Joinder Agreement, the Collection Account Agreements, the Account Pledge Agreements, the Intercreditor Agreement and the other Transaction Documents, signed by the parties thereto.
(b)    Certified copies of (i) the resolutions of the Board of Directors (or the shareholders, as applicable) of each Seller, Servicer and Originator authorizing the execution, delivery, and performance by such Seller, Servicer or Originator, as the case may be, of the Transaction Documents to which they are a party, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents and (iii) the certificate of incorporation, by-laws or articles of association (Satzung) (or other constituent documents) of each Seller, Servicer and Originator.
(c)    A certificate of the Secretary or Assistant Secretary (or the managing director(s) (Geschäftsführer), as applicable) of each Seller, Servicer and Originator certifying the names and true signatures of its officers authorized to sign the Agreement and the other Transaction Documents to which it is a party. Until the Agent receives a subsequent incumbency certificate from a Seller, Servicer or Originator in form and substance satisfactory to the Agent, the Agent shall be entitled to rely on the last such certificate delivered to it by such Seller, Servicer or Originator, as the case may be.
(d)    Good standing certificates (or solvency certificates by the managing director(s) (Geschäftsführer), as applicable) with respect to each Seller, Originator and Servicer issued by the Secretaries of State (or comparable office) of the jurisdiction of such Person’s organization.
(e)    Financing statements or amendments thereto (or any equivalent filings or recordings in the relevant jurisdiction) duly filed on or before the Closing Date under the UCC, PPSA or the equivalent (if any) of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the interests of the Purchaser contemplated by this Agreement and the other Transaction Documents.
(f)    UCC financing statements, amendments thereto or termination statements, if any, necessary to release or assign to the Purchaser all ownership interests, security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by any Seller or Originator.

(g)    Completed UCC requests for information, dated on or before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in subsection (e) above that name Foodservice UK or Manitowoc Deutschland as debtor, showing no liens on any of the Receivables, Contracts or Related Security of such Person.
(h)    Favorable opinions of Quarles & Brady LLP, Borden Ladner Gervais LLC, Noerr LLP, Bond Dickinson LLP and Conyers Dill & Pearman, in form and substance acceptable to the Agent, as to corporate, enforceability, UCC and such other matters (including absence of conflict with the Credit Agreement) as the Agent may reasonably request.
(i)    Favorable opinions of Noerr LLP, Bond Dickinson LLP and Conyers Dill & Pearman, in form and substance acceptable to the Agent, as to true sale and non-consolidation matters, as the Agent may reasonably request.
(j)    A pro-forma Monthly Report.
(k)    Any amounts payable on or prior to the Closing Date under, and in accordance with the terms of, the Fee Letter shall have been paid in full.
(l)    In the event that any lender, purchaser or agent under any debt or purchase facility to which an Originator or the Servicer is a party must consent to the execution, delivery or performance of the Transaction Documents by such Originator or such Servicer, or to the consummation of any of the transactions contemplated thereby, evidence that such consent has been obtained.
(m)    Internal credit approval of Wells with respect to the transactions contemplated hereby.
(n)    Receipt by the Agent of the most recent audit (the “Field Exam”) of the performance of the Sellers, the Servicers and the Originators hereunder and under each of the related Transaction Documents performed by Protivity Inc. (“Protivity”) and confirmation from Protivity to the effect that the Agent and the Purchaser shall be entitled to rely upon the Field Exam.
(o)    Such other approvals, opinions or documents as the Agent may reasonably request.
2.    Conditions Precedent to All Investments and Reinvestments. Each Investment (including the initial Investment, but excluding the deemed Investment made as of the Closing Date pursuant to Section 1.3(a)) and each Reinvestment shall be subject to the further conditions precedent that:
(a)    in the case of each Investment, the Agent shall have received, by the time of such Investment, in form and substance satisfactory to the Agent, (x) a completed Monthly Report with respect to the period ending on the close of business on the Business Day immediately preceding the date of the related Investment Notice and a completed Monthly Report with respect to the calendar month ended immediately prior to such Investment, and (y) all other reports and information required to be delivered under this Agreement by the Sellers or the Servicers; and

(b)    on the date of such Investment or Reinvestment, as the case may be, and both immediately before and immediately after giving effect thereto, the following statements shall be true (and acceptance of the proceeds of such Investment or Reinvestment shall be deemed a representation and warranty by each Seller that such statements are then true):
(i)    the representations and warranties contained in Exhibit III and Exhibit VI to the Agreement are true and correct on and as of the date of such Investment or Reinvestment as though made on and as of such date;
(ii)    each Originator, Servicer and Seller has performed and observed all terms, covenants and agreements contained in this Agreement or any other Transaction Document on its part to be performed or observed (including, without limitation, the delivery of each completed Daily Report required hereunder);
(iii)    without limiting the foregoing, no event has occurred and is continuing, or would result from such Investment or Reinvestment or from the application of proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event;
(iv)    without limiting the foregoing or Section 1.1(a):
A.    (I) the Aggregate Capital will not exceed the Investment Limit and (II) solely with respect to (x) any Investment and (y) the first Reinvestment occurring on or after each Settlement Date, the Aggregate Capital would exceed the Net Investment Limit;
B.    the Purchased Assets Coverage Percentage will not exceed 100%;
C.    solely with respect to (A) any Investment and (B) the first Reinvestment occurring on or after each Settlement Date, the U.S. Capital will not exceed the aggregate Net Outstanding Balance of all Eligible Receivables denominated in U.S. Dollars that are then included in the Receivables Pool;
D.    solely with respect to (A) any Investment and (B) the first Reinvestment occurring on or after each Settlement Date, the CAD Capital will not exceed the aggregate Net Outstanding Balance of all Eligible Receivables denominated in Canadian Dollars that are then included in the Receivables Pool;
E.    solely with respect to (A) any Investment and (B) the first Reinvestment occurring on or after each Settlement Date, the Euro Capital will not exceed the aggregate Net Outstanding Balance of all Eligible Receivables denominated in Euro that are then included in the Receivables Pool; and
F.    solely with respect to (A) any Investment and (B) the first Reinvestment occurring on or after each Settlement Date, the GBP Capital will not exceed the aggregate Net Outstanding Balance of all Eligible Receivables denominated in GBP that are then included in the Receivables Pool.

(v)    without limiting the foregoing, the Internal Revenue Service has not filed notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any asset of any Seller or Originator, and the Pension Benefit Guaranty Corporation has not filed any notice of a lien pursuant to Section 4068 of ERISA with regard to any assets of any Seller or Originator, unless, in either case, such lien shall have been released prior to the date of such Investment or Reinvestment; and
(vi)    the Facility Termination Date has not occurred.

EXHIBIT III
REPRESENTATIONS AND WARRANTIES
1.    Representations and Warranties of the Seller. Each Seller represents and warrants as follows:
(a)    The U.S. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to do business, and is in good standing, as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified if any failure to be so qualified would be reasonably likely to have a Material Adverse Effect. The Cayman Seller is an exempted company with limited liability duly formed, validly existing and in good standing under the laws of the Cayman Islands, and is duly qualified to do business, and is in good standing, as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified if any failure to be so qualified would be reasonably likely to have a Material Adverse Effect.
(b)    The execution, delivery and performance by such Seller of the Agreement and the other Transaction Documents to which it is a party, including such Seller’s use of the proceeds of Investments, Reinvestments and the Deferred Purchase Price, (i) are within such Seller’s corporate or organizational powers, (ii) have been duly authorized by all necessary corporate or organizational action on the part of such Seller, (iii) do not contravene or result in a default under or conflict with (1) such Seller’s articles of organization, limited liability company agreement, operating agreement, bylaws or similar organizational documents, (2) any law, rule or regulation applicable to such Seller, (3) any contractual restriction binding on or affecting such Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller or its property unless, in each case, such contravention, default or conflict could not reasonably be expected to have a Material Adverse Effect, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by such Seller.
(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by such Seller of the Agreement or any other Transaction Document to which it is a party other than those previously obtained or UCC filings.
(d)    Each of the Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    The U.S. Seller (in the case of all U.S. Originator Receivables) or the Cayman Seller (in the case of all German Originator Receivables, UK Originator Receivables and Canadian Originator Receivables) is the legal and beneficial owner of, and has good and marketable title to

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the Receivables purporting to be in the Receivables Pool and all Related Security with respect thereto, free and clear of any Adverse Claim. Upon each Investment or Reinvestment under the Agreement (including, without limitation, the deemed Investment occurring on the Closing Date pursuant to Section 1.3(a)), the Purchaser shall acquire a valid and enforceable perfected ownership or security interest in each Pool Receivable then existing or thereafter arising, and in the Related Security and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a valid ownership or security interest in favor of the Purchaser in the Pool Assets, and the Purchaser has a first priority perfected ownership or security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Lock-Box Account is on file in any recording office, except those filed in favor of such Seller and the Purchaser pursuant to this Agreement and the other Transaction Documents. No Adverse Claim on any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Lock-Box Account is recorded on the Cayman Seller’s register of mortgages and charges.
(f)    Each Monthly Report, Daily Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of such Seller to the Agent or the Purchaser in connection with the Agreement is or will be accurate in all material respects as of its date or as of the date so furnished, and no such item contains or will contain any untrue statement of a material fact.
(g)    The principal place of business and chief executive office (as such terms are used in the UCC) of such Seller and the office where such Seller keeps its records concerning the Receivables are located at the address referred to in Section 1(b) of Exhibit IV.
(h)    The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks and any lock-boxes or post office boxes relating to such Lock-Box Accounts, are specified in Schedules II and VIII to the Agreement (except as otherwise consented by the Agent in accordance with clause (i) of Exhibit IV to the Agreement) and all such Lock-Box Accounts, lock-boxes and post office boxes (other than the Excluded Accounts) are subject to Lock-Box Agreements or with respect to European Accounts, Account Pledge Agreements. All Obligors have been directed to make all payments with respect to each Contract to such a Lock-Box Account or to such a lock-box or post office box.
(i)    Such Seller is not in violation of any law, rule or regulation or of any order of any court, arbitrator or Governmental Authority that could be reasonably be expected to have a Material Adverse Effect.
(j)    No proceeds of any Investment or Reinvestment will be used by such Seller for any purpose that violates any applicable law, rule or regulation, including, without limitation, Regulations T, U or X of the Federal Reserve Board.
(k)    Each Receivable included in the calculation of the Net Eligible Pool Balance is an Eligible Receivable as of the date of such calculation.

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(l)    No event has occurred and is continuing, or would result from any Investment or Reinvestment or from the application of the proceeds therefrom, which constitutes a Termination Event or an Unmatured Termination Event.
(m)    Such Seller has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable.
(n)    Such Seller has complied with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents.
(o)    Such Seller’s complete corporate name is set forth in the preamble to the Agreement, and such Seller does not use and has not during the last five (5) years used any other corporate name, trade name, doing-business name or fictitious name, and except for names first used after the Closing Date and set forth in a notice delivered to the Agent pursuant to Section 1(l)(vii) of Exhibit IV.
(p)    Such Seller has filed or caused to be filed all U.S. federal income tax returns and all other returns, statements, forms and reports for Taxes, domestic or foreign (including, without limitation, under the laws of the Cayman Islands), required to be filed by it and has paid all Taxes payable by it which have become due or any assessments made against it or any of its Property and all other Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books of such Seller).
(q)    Such Seller (i) is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended and (ii) is not a “covered fund” under the Volcker Rule.
(r)    The consolidated balance sheet of Manitowoc as at June 30, 2014, a copy of which has been furnished to the Agent, fairly presents the financial condition of Manitowoc in all material respects, as at such date, and since the date of such balance sheet, there has been no material adverse change in the financial condition of such Seller or Manitowoc or the ability of any Seller, Servicer or Originator to perform its material obligations under the Agreement or the other Transaction Documents to which it is a party or the collectibility of the Pool Receivables, or which affects the legality, validity or enforceability of the Agreement or the other Transaction Documents.
(s)    There is no pending action, suit or proceeding and, to such Seller’s knowledge, no threatened action, suit or proceeding, affecting such Seller, the Servicer or any Originator before any Governmental Authority or arbitrator which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or which questions the validity of any of the transactions contemplated by any Transaction Document.
(t)    The facts and assumptions relating to such Seller set forth in the opinions rendered by Quarles & Brady LLP, Borden Ladner Gervais LLC, Noerr LLP, Bond Dickinson LLP and Conyers Dill & Pearman and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinions, are true and correct in all material respects.

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(u)    The U.S. Seller’s federal tax identification number is 20-3841459.
(v)    Such Seller is not in default under any of its contractual obligations.
(w)    Such Seller is not a Sanctioned Person. To such Seller’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Pool Receivable owing by such Obligor. Such Seller and its Affiliates:   (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither such Seller nor any of its respective Subsidiaries engages in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.
(x)    Such Seller is not required to account to any Governmental Authority for any value added or similar Tax in respect of the sale by it of any Receivable and no withholding or other Tax is deductible or payable on any payment made by an Obligor with respect to any Receivable.
2.    Representations and Warranties of the Servicer. Each Servicer represents and warrants as follows:
(a)    Servicer is a corporation (in the case of Manitowoc), a corporation (in the case of Garland), a limited liability company (GmbH) (in the case of Convotherm and Manitowoc Deutschland), and a private limited company (in the case of Foodservice UK), duly incorporated, organized or amalgamated, validly existing and in active status under the laws of the State of Wisconsin (in the case of Manitowoc), the Province of Ontario (in the case of Garland), England (in the case of Foodservice UK) and the Federal Republic of Germany (in the case of Convotherm and Manitowoc Deutschland). Such Servicer is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified unless any failure to be so qualified would not have a Material Adverse Effect.
(b)    The execution, delivery and performance by such Servicer of the Agreement and the other Transaction Documents to which it is a party, (i) are within such Servicer’s corporate or organizational powers, (ii) have been duly authorized by all necessary corporate or organizational action on the part of such Servicer, (iii) do not contravene or result in a default under or conflict with (1) the Servicer’s charter or by-laws (or other organizational documents of such Servicer serving a similar purpose), (2) any law, rule or regulation applicable to such Servicer, (3) any contractual restriction binding on or affecting such Servicer or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Servicer or its property, unless in each case such continuation, default or conflict could not reasonably be expected to have a Material Adverse Effect, and (iv) with respect to such Servicer, do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. Without limiting the foregoing, the transactions contemplated by the Transaction Documents constitute a “Permitted Securitization” (as that term is defined in the Credit Agreement). The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by such Servicer.
(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance

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by such Servicer of the Agreement or any other Transaction Document to which it is a party, other than those previously obtained.
(d)    Each of the Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of such Servicer enforceable against such Servicer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    The consolidated balance sheets of Manitowoc and its subsidiaries as at June 30, 2014, a copy of which has been furnished to the Agent, fairly presents the financial condition of such Servicer and Manitowoc and its other subsidiaries in all material respects, as at such date, and since June 30, 2014, no event has occurred that has had, or could be reasonably expected to have, a Material Adverse Effect.
(f)    There is no pending action or proceeding and, to such Servicer’s knowledge, no threatened action or proceeding, affecting such Servicer before any Governmental Authority or arbitrator which could reasonably be expected to have a Material Adverse Effect.
(g)    Such Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable.
(h)    Each Monthly Report, Daily Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of such Servicer to the Agent in connection with the Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent at such time) as of the date so furnished, and no such item contains or will contain any untrue statement of a material fact.
(i)    Such Servicer is not in violation of any law, rule or regulation or of any order of any court, arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(j)    Each Receivable included in the calculation of the Net Eligible Pool Balance is an Eligible Receivable as of the date of such calculation.
(k)    No event has occurred and is continuing, or would result from an Investment, Reinvestment or payment of the Deferred Purchase Price or from the application of proceeds therefrom, which constitutes a Termination Event or an Unmatured Termination Event.
(l)    The U.S. Seller (in the case of all U.S. Originator Receivables) or the Cayman Seller (in the case of all German Originator Receivables, UK Originator Receivables and Canadian Originator Receivables) is the legal and beneficial owner of, and has good and marketable title to the Receivables purporting to be in the Receivables Pool and all Related Security with respect thereto, free and clear of any Adverse Claim. Upon each Investment or Reinvestment under the Agreement (including, without limitation, the deemed investment occurring on the Closing Date

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pursuant to Section 1.3(a)), the Purchaser shall acquire a valid and enforceable perfected ownership or security interest in each Pool Receivable then existing or thereafter arising, and in the Related Security and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a valid ownership or security interest in favor of the Purchaser in the Pool Assets, and the Purchaser has a first priority perfected ownership or security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Lock-Box Account is on file in any recording office, except those filed in favor of the Seller and the Purchaser pursuant to this Agreement and the other Transaction Documents. No Adverse Claim on any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Lock-Box Account is recorded on the Cayman Seller’s register of mortgages and charges.
(m)    The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks and the numbers of any lock-boxes or post office boxes relating to such Lock-Box Accounts, are specified in Schedules II and VIII to the Agreement (except as otherwise consented by the Agent in accordance with clause (i) of Exhibit IV to the Agreement) and all such Lock-Box Accounts and all such lock-boxes and post office boxes (other than the Excluded Accounts) are subject to Lock-Box Agreements or with respect to European Accounts, Account Pledge Agreements. All Obligors have been directed to make all payments with respect to each Contract to such a Lock-Box Account or to such a lock-box or post office box.
(n)    Such Servicer has filed or caused to be filed all federal income tax returns and all other returns, statements, forms and reports for Taxes, domestic or foreign, required to be filed by it (including, without limitation, under the laws of the United States of America, Canada, England or Germany, as applicable, or of any state, province or territory thereof) and has paid all Taxes payable by it which have become due or any assessments made against it or any of its Property and all other Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority other than: (i) those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Servicer; and (ii) in the case of taxes (“designated taxes”) other than income or similar taxes, if the failure to pay such designated taxes could not reasonably be expected to result in a Material Adverse Effect.
(o)    The facts and assumptions relating to the Servicer set forth in the opinions rendered by Quarles & Brady LLP, Borden Ladner Gervais LLC, Noerr LLP, Torys LLP, Bond Dickinson LLP and Conyers Dill & Pearman and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinions, are true and correct.
(p)    The Servicer is not a Sanctioned Person. To the Servicer’s knowledge, no Obligor was a Sanctioned Person at the time of origination of any Pool Receivable owing by such Obligor. The Servicer and its Affiliates:   (i) have less than 15% of their assets in Sanctioned Countries; and (ii) derive less than 15% of their operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. Neither the Servicer nor any of its Subsidiaries engages

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in activities related to Sanctioned Countries except for such activities as are (A) specifically or generally licensed by OFAC, or (B) otherwise in compliance with OFAC’s sanctions regulations.

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EXHIBIT IV
COVENANTS
1.    Covenants of the Sellers and Servicers. Until the Final Payout Date:
(a)    Compliance with Laws, Etc. Each Seller and Servicer shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its company or corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not adversely affect the collectibility of the Receivables or the enforceability of any related Contract or materially adversely affect the ability of any Seller or Servicer to perform its obligations under any related Contract or under the Agreement or any other Transaction Document.
(b)    Offices, Records and Books of Account, Etc. Each Seller (i) shall keep its principal place of business, chief executive office and state of formation (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of such Seller set forth under its name on Schedule I to the Agreement or, upon at least thirty (30) days’ prior written notice of a proposed change to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest of the Purchaser in the Receivables and related items (including the Pool Assets) of the Agreement have been taken and completed and (ii) shall provide the Agent with at least sixty (60) days’ written notice prior to making any change in (A) such Seller’s name or making any other change in such Seller’s identity or company structure (including a merger) or (B) such Seller’s jurisdiction of formation. Each notice to the Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Sellers and the Servicers also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables in the ordinary course of business (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each Receivable). Without limiting the foregoing, each Servicer shall maintain adequate computer and other systems in order to service the Receivables.
(c)    Performance and Compliance with Contracts and Credit and Collection Policy. Each Seller and Servicer shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.
(d)    Ownership Interest, Etc. Each Seller shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables and the Related Security and Collections and other proceeds with respect thereto, and a first priority perfected ownership or security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Purchaser, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Purchaser under the Agreement as the Purchaser, through the Agent, may request.
(e)    Sales, Liens, Etc. Except for retransfers of Pool Receivables to the Originators in accordance with the Purchase and Sale Agreements, no Seller or Servicer shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Asset (including any Seller’s interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent) or assign any right to receive income in respect of any items contemplated by this paragraph (e).
(f)    Extension or Amendment of Receivables. Except as provided in the Agreement and the Credit and Collection Policy, no Seller or Servicer shall extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive in any material respect any term or condition of any related Contract.
(g)    Change in Business or Credit and Collection Policy. No Seller or Servicer shall make any material change in the character of its business, or make any change in the Credit and Collection Policy that would adversely affect the collectibility of the Receivables Pool or the enforceability of any related Contract or materially adversely affect the ability of any Seller or Servicer to perform its obligations under any related Contract or under the Agreement. No Seller or Servicer shall make any material change in the Credit and Collection Policy without the prior written consent of the Agent.
(h)    Audits. Each Seller and Servicer shall, at its own expense and at any time and from time to time (but, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, not more than once during any calendar year relating to the Crane Business of the Originators and not more than once during any calendar year relating to the Foodservice Business of the Originators), during regular business hours, upon reasonable advance notice as requested by the Agent, permit the Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller or Servicer relating to Receivables and the Related Security, including, without limitation, the related Contracts and (ii) to visit the offices and properties of such Seller or Servicer for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Sellers’ or the Servicers’ performance hereunder or under the Contracts with any of the officers, employees, agents or contractors of such Seller or Servicer having knowledge of such matters; provided, however, that if in connection with the performance of any such audit conducted pursuant to this Section, the Agent is notified of any event or circumstance that (I) in the Agent’s reasonable determination has caused, or is reasonably likely to cause, a Material Adverse Effect or (II) the Agent reasonably believes has resulted in (A) a breach of any term, condition or agreement of the Agreement or any other Transaction Document or (B) any Termination Event or Unmatured Termination Event, in any case, the Agent, or its agents or representatives, shall be permitted to take additional actions of the type permitted under clauses (i) and (ii) above at the expense of the Sellers and the Servicers.

(i)    Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. No Seller or Servicer shall add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedules II and VIII to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to any Seller or Servicer or payments to be made to any Lock-Box Account (or related lock-box or post office box), unless the Agent shall have consented thereto in writing and the Agent shall have received copies of all agreements and documents (including, without limitation, Lock-Box Agreements and Account Pledge Agreements, as applicable) that it may request in connection therewith.
(j)    Lock-Box Accounts; Lock-Boxes; Post Office Boxes. The Sellers or the Servicers shall: (i) instruct all Obligors of Pool Receivables to make payments of Receivables only to (A) one or more Excluded Accounts or (B) one or more Lock-Box Accounts subject to Lock-Box Agreements and or an Account Pledge Agreement in case of European Accounts or to lock-boxes or post office boxes subject to Lock-Box Agreements or an Account Pledge Agreement in case of European Accounts to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such lock-boxes or post office boxes to be removed and deposited into such Lock-Box Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections of Pool Receivables received by the Seller or the Servicer into Lock-Box Accounts subject to Lock-Box Agreements or an Account Pledge Agreement in case of European Accounts not later than one Business Day (or, in the case of amounts received by the Seller or Servicer after 3:00 p.m. on any Business Day, the second Business Day following such receipt) after receipt thereof. Notwithstanding the foregoing, the Sellers and the Servicers shall promptly, from time to time, instruct all Obligors of Pool Receivables that have made payments of Receivables to one or more Excluded Accounts to redirect such payments to one or more Lock-Box Accounts subject to Lock-Box Agreements, if during any calendar month amounts received in respect of payments of Receivables in such Excluded Accounts exceed $250,000. No Seller or Servicer will deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.
(k)    Marking of Records. At its expense, each Seller (or a Servicer on its behalf) shall mark its master data processing records relating to Pool Receivables and related Contracts, with a legend or other notation evidencing that the Pool Receivables and related Contracts have been pledged or assigned, as applicable, and the Purchased Assets have been sold and assigned, in each case, to the Purchaser in accordance with the Agreement.
(l)    Reporting Requirements. The Sellers or the Servicers shall provide to the Agent (in multiple copies, if requested by the Agent) the following:
(i)    as soon as available and in any event within sixty (60) days after the end of the first three quarters of each fiscal year of the Sellers and Manitowoc (separately for each), consolidated balance sheets of the Sellers and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries as of the end of such quarter and statements of operations, cash flows and shareholders’ equity of the Sellers and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Sellers and Manitowoc as applicable, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition, results or operations and cash flows of such Person in accordance with GAAP, as of the end of, and for, such period (subject to normal year-end audit adjustments), as applicable;
(ii)    as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Sellers and Manitowoc (separately for each), consolidated statements of operations, cash flows and stockholder’ equity of Sellers and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries for such year and the related consolidated balance sheets of Sellers and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries as at the end of such year, accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial conditions, results or operations and cash flows of Sellers and Manitowoc as applicable and (in the case of Manitowoc) its subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;
(iii)    on each Monday of each calendar week (or if such day is not a Business Day, the next succeeding Business Day), a report, substantially in the form of the Monthly Report described in the next paragraph, summarizing the Receivables activity pertinent to the transactions contemplated by the Transaction Documents since the last such report;
(iv)    as soon as available and in any event not later than the Monthly Reporting Date, a Monthly Report as of the calendar month ended immediately prior to such Monthly Reporting Date;
(v)    as soon as possible and in any event within two Business Days after an officer of any Seller or any Servicer obtains knowledge of the occurrence of a Termination Event or Unmatured Termination Event, a statement of a Responsible Officer of such Seller or such Servicer setting forth details of such Termination Event or event and the action that the Sellers and/or Servicers have taken and propose to take with respect thereto;
(vi)    promptly after the filing or receiving thereof, copies of all reports and notices that any Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that any Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which any Seller or any Affiliate is or was, within the preceding five years, a contributing employer;
(vii)    at least sixty (60) days prior to any change in any Seller’s name, jurisdiction of formation or any other change requiring the amendment of a UCC financing statement or PPSA registered assignments and/or financing statements, verification statements or similar filings, as applicable, in order to maintain the perfection of an ownership and security interest, a notice setting forth such changes and the effective date thereof;

(viii)    such other information respecting the Receivables or the condition or operations, financial or otherwise, of any Seller, any Servicer or any of their respective Affiliates as the Agent may from time to time reasonably request, including any information available to any Seller or Servicer as the Purchaser or the Agent may reasonably require in order to assist such Person in complying with the requirements of Article 122a(4) and (5) of the CRD as may be applicable to such Person;
(ix)    promptly after a Responsible Officer of any Seller or Servicer obtains notice or knowledge thereof, notice of any litigation, investigation or proceeding which would be reasonably expected to have a material adverse effect on the business, operations, assets, financial condition or other condition of any Seller, Originator or Servicer; and
(x)    promptly after a Responsible Officer of any Seller or Servicer obtains notice or knowledge thereof, notice of a material adverse change in the business, operations, assets, financial condition or other condition of any Seller, Originator or Servicer.
(m)    Separate Existence. Each Seller and Servicer hereby acknowledges that the Purchaser and the Agent are entering into the transactions contemplated by the Agreement and the Transaction Documents in reliance upon each Seller’s identity as a legal entity separate from each Servicer, Manitowoc and each Originator. Therefore, each Seller and Servicer shall at all times take all reasonable steps to continue each Seller’s identity as a separate legal entity and to make it apparent to third Persons that such Seller is an entity with assets and liabilities distinct from those of any Servicer, Manitowoc, any Originator and any other Person, and is not a division of any Servicer, Manitowoc, any Originator and any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in paragraph (a) of this Exhibit IV, each Seller and Servicer shall take such actions as shall be required in order that:
(i)    Each Seller will be a limited purpose company whose sole activities are restricted in its limited liability company agreement (or its other organizational documents serving a similar purpose) to purchasing Receivables from the Originators, entering into agreements for the servicing of such Receivables, selling and pledging or assigning, as applicable, such Receivables (and related Pool Assets) as contemplated by the Agreement and conducting such other activities as it deems necessary or appropriate to carry out its primary purpose;
(ii)    Not less than one member of each Seller’s Board of Directors (the “Independent Director”) shall be an individual who (A) has (1) prior experience as an Independent Director for a corporation or limited liability company whose organizational documents required the unanimous consent of all Independent Directors thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience and is currently employed with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and who are not (except as members of a Seller’s Board of Directors) direct, indirect or beneficial stockholders, officers, directors, employees, affiliates, associates, customers or suppliers of any Seller, Manitowoc or any Originator or any of their respective Affiliates (B) is not, and has not been for a period of five years prior to his or her appointment as an Independent Director of such Seller: (1) a director, officer, employee, partner, manager, attorney, supplier or customer of Manitowoc or any Affiliate thereof, (2) a stockholder (whether direct, indirect or beneficial), associate, advisor or supplier of Manitowoc or any Affiliate thereof, (3) a person related to any person referred to in clauses (1) or (2) above, (4) a person or other entity controlling or under common control with any such stockholder, partner, manager, customer, supplier, employee, officer or director or (5) a trustee, conservator or receiver for any member of Manitowoc or any Affiliate thereof (it being understood that, as used in this definition, “control” means the possession directly or indirectly of the power to direct or cause the direction of management policies or activities of a person or entity whether through ownership of voting securities, by contract or otherwise); provided, however, that an individual shall not be deemed to be ineligible to be an Independent Director solely because such individual serves or has served in the capacity of an “independent director” or similar capacity for special purpose entities formed by Manitowoc or any of its Affiliates and (C) is agreed to by the Agent. The limited liability company agreement (or other organizational documents serving a similar purpose) of each Seller shall provide (i) that such Seller’s Board of Directors shall not approve, or take any other action to cause the commencement of a voluntary case or other proceeding with respect to such Seller under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law, or the appointment of or taking possession by, a receiver, liquidator, assignee, trustee, custodian, or other similar official for such Seller unless in each case the Independent Director shall approve the taking of such action in writing prior to the taking of such action, (ii) for the same definition of “Independent Director” as used herein and (iii) that the provisions required by clauses (i) and (ii) above cannot be amended without the prior written consent of each Independent Director and the Agent. The Independent Director’s fiduciary duty shall be to such Seller (and its creditors) and not to such Seller’s members or other equityholders in respect of any decision of the type described in the preceding sentence. In the event an Independent Director resigns or otherwise ceases to be a director of a Seller, there shall be selected a replacement Independent Director who (x) shall not be an individual within the proscriptions of the first sentence of this subparagraph (ii) or any individual who has any other type of professional relationship with such Seller, Manitowoc or any Originator or any of their respective Affiliates or any management personnel of any such Person or Affiliate and (y) shall be acceptable to the Agent;
(iii)    No Independent Director shall at any time serve as a trustee in bankruptcy for any Originator or any Affiliate thereof;
(iv)    Any employee, consultant or agent of any Seller will be compensated from such Seller’s own bank accounts for services provided to such Seller except as provided herein in respect of the Servicing Fee. No Seller will engage any agents other than a servicer for the Receivables, which servicer will be fully compensated for its services to such Seller by payment of the Servicing Fee;

(v)    No Seller will incur any material indirect or overhead expenses for items shared between such Seller and the Originators or any Affiliate thereof which are not reflected in the Servicing Fee or otherwise appropriately allocated between such Persons based on usage in accordance with the next sentence. To the extent, if any, that any Seller and the Originators or any Affiliate thereof share items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Manitowoc shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal and other fees;
(vi)    No Seller’s operating expenses will be paid by any Originator or any Affiliate thereof unless such Seller shall have agreed in writing with such Person promptly to reimburse such Person for any such payments;
(vii)    Each Seller will have its own separate mailing address and stationery;
(viii)    Each Seller’s books and records will be maintained separately from those of the Servicers, Manitowoc and the Originators or any respective Affiliate thereof;
(ix)    Any financial statements of any Servicer, Manitowoc, any Originator or any respective Affiliate thereof which are consolidated to include a Seller will contain detailed notes clearly stating that such Seller is a separate corporate entity and has sold and assigned ownership interests in such Seller’s accounts receivable;
(x)    Each Seller’s assets will be maintained in a manner that identifies and segregates them from those of the Servicers, Manitowoc, the Originators and any of their respective Affiliates;
(xi)    Each Seller will strictly observe limited liability company formalities in its dealings with the Servicers, Manitowoc, the Originators and any respective Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of the Servicers, Manitowoc, the Originators or any respective Affiliate thereof. No Seller shall maintain joint bank accounts or other depository accounts to which the Servicers, Manitowoc, the Originators or any respective Affiliate thereof (other than Manitowoc or any Affiliate thereof in their capacities as Servicers) has independent access. No Seller’s funds will at any time be pooled with any funds of the Servicers, Manitowoc, the Originators or any respective Affiliate thereof;
(xii)    Each Seller shall pay to the Originators the marginal increase (or, in the absence of such increase, the market amount of its portion) of the premium payable with respect to any insurance policy that covers such Seller and any Affiliate thereof, but such Seller shall not, directly or indirectly, be named or enter into an agreement to be named, as a direct or contingent beneficiary or loss payee, under any such insurance policy, with respect to any amounts payable due to occurrences or events related to the Servicers, Manitowoc, the Originators or any respective Affiliate thereof; and
(xiii)    Each Seller will maintain arm’s length relationships with the Servicers, Manitowoc, the Originators and any respective Affiliate thereof and, except as contemplated by the Transaction Documents, will have no other dealings, contractual, financial or otherwise, among themselves. Any Originator or any Affiliate thereof that renders or otherwise furnishes services to any Seller will be compensated by such Seller at market rates for such services. No Seller, Originator or any Affiliate thereof will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other.
Each Seller shall cause the facts and assumptions relating to such Seller, and each Servicer shall cause the facts and assumptions relating to such Servicer, in each case set forth in the opinions rendered by Quarles & Brady LLP, Borden Ladner Gervais LLC, Noerr LLP, Bond Dickinson LLP and Conyers Dill & Pearman and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinions, to remain true and correct in all material respects at all times.
(n)    Mergers, Acquisitions, Sales, etc.
(i)    No Seller shall:
(A)    be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire, whether in one or a series of transactions, all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest or equity interest in, any other Person, or sell, transfer, assign, convey or lease any of its property and assets (including, without limitation, any Pool Receivable or any interest therein) other than pursuant to this Agreement;
(B)    acquire Receivables from any Person other than an Originator (and all such Receivables shall be acquired pursuant to the Purchase and Sale Agreement);
(C)    make, incur or suffer to exist an investment in, equity contribution to, loan, credit or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for obligations incurred pursuant to the Transaction Documents;
(D)    create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person; or
(E)    issue any membership or equity interest any Person, or take any other action, that would cause a Change in Control.
(ii)    No Servicer shall not be a party to any merger or consolidation or sell, transfer, assign, convey or lease all or substantially all of its property or assets.

(o)    Restricted Payments.
(i)    General Restriction. Except in accordance with subparagraph (ii) below, no Seller shall (A) purchase or redeem any of its membership or other equity interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any subordinated indebtedness of the Sellers, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any Originator. Actions of the type described in this clause (i) are herein collectively called “Restricted Payments”.
(ii)    Types of Permitted Payments. Subject to the limitations set forth in clause (iii) below, each Seller may make Restricted Payments so long as such Restricted Payments are made only to the Originators and only in one or more of the following ways:
(A)    such Seller may make cash payments (including prepayments) on the Company Notes in accordance with their terms; and
(B)    if no amounts are then outstanding under the Company Notes, such Seller may declare and pay Dividends.
(iii)    Specific Restrictions. Each Seller may make Restricted Payments only out of Collections paid or released to such Seller pursuant to Section 1.6 of the Agreement. Furthermore, no Seller shall pay, make or declare any Restricted Payment (including any Dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.
(p)    Use of Seller’s Share of Collections. Each Seller shall apply the Collections that are available to such Seller in accordance with the Agreement to make payments in the following order of priority: first, the payment of its expenses (including, without limitation, the obligations payable to the Purchaser, the Agent and the other Purchaser Parties under the Transaction Documents), second, the payment of accrued and unpaid interest on the Company Notes, third, the payment of the outstanding principal amount of the Company Notes, and fourth, other legal and valid company purposes.
(q)    Amendments to Certain Documents.
(i)    No Seller or Servicer shall terminate, amend, supplement, amend and restate, or otherwise modify (or add any Person as a party to) any Purchase and Sale Agreement, the U.S. Seller Guaranty Agreements, the Company Notes, any other document executed under any Purchase and Sale Agreement, the U.S. Seller Guaranty Agreements, any Collection Account Agreement, any Lock-Box Agreement or Account Pledge Agreement or such Seller’s articles of organization or limited liability company agreement (or similar organizational documents serving a similar purpose) or any other Transaction Document to which it is a party, except (A) in accordance with the terms of such document, instrument or agreement and (B) with the advance written consent of the Agent.

(ii)    No Seller or Servicer shall enter into or otherwise become bound by any agreement, instrument, document or other arrangement that restricts its right to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.
(iii)    No Seller or Servicer shall terminate, amend, supplement, amend and restate, or otherwise modify (or add any Person as a party to) the Bond Administration Agreement or otherwise vary, modify or assign (or consent to any of the foregoing) any obligations of Finacity under the Bond Administration Agreement or otherwise with respect to this Agreement or any other Transaction Documents, in each case, without the advance written consent of the Agent in its sole discretion.
(r)    Incurrence of Indebtedness. No Seller shall (i) create, incur or permit to exist, any Debt (or any Buy-Back Obligations, as defined in the Credit Agreement) or (ii) cause or permit to be issued for its account any letters of credit or bankers’ acceptances, except for indebtedness incurred pursuant to the Company Notes or incurred pursuant to or in connection with the Agreement or otherwise permitted by the Agreement.
(s)    Financial Covenants.
(i)    [Reserved].
(ii)    Maximum Consolidated Senior Secured Leverage Ratio. Manitowoc shall cause the Consolidated Senior Secured Leverage Ratio at all times during the fiscal quarters of Manitowoc set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
March 31, 2014 June 30, 2014 September 30, 2014 December 31, 2014 March 31, 2015 June 30, 2015 September 30, 2015 December 31, 2015 March 31, 2016, and thereafter	3.50:1.00 3.50:1.00 3.50:1.00 3.25:1.00 3.25:1.00 3.25:1.00 3.25:1.00 3.25:1.00 3.00:1.00

(iii)    Minimum Consolidated Interest Coverage Ratio. Manitowoc shall not permit the Consolidated Interest Coverage Ratio for any fiscal quarter of Manitowoc set forth below to be less than or equal to the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
March 31, 2014 June 30, 2014 September 30, 2014 December 31, 2014 March 31, 2015 June 30, 2015 September 30, 2015 December 31, 2015 March 31, 2016, and thereafter	2.25:1.00 2.50:1.00 2.50:1.00 2.50:1.00 2.75:1.00 2.75:1.00 2.75:1.00 2.75:1.00 3.00:1.00

(t)    Additional Financing Statements; Performance by the Agent. Each Seller hereby authorizes the Agent or the Agent’s designee (which may be counsel for the Sellers or counsel for the Agent) to file one or more UCC financing or continuation statements on or after the Closing Date, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Security (and the other Pool Assets) whether now existing or hereafter arising. Without limiting the foregoing, each Seller hereby authorizes the Agent to file any financing statement that (i) indicates the property or collateral covered thereby (x) as all assets of such Seller or words of similar effect, regardless of whether any particular asset in the collateral falls within the scope of Article 9 of the UCC of the jurisdiction in which such financing statement is filed, or (y) as being of an equal or lesser scope or with greater detail, and (ii) contains any other information permitted or required by Article 9 of the UCC of the jurisdiction in which such financing statement is filed regarding the sufficiency or filing office acceptance of any financing statement, including whether such Seller is an organization, the type of organization and any organizational identification number issued to such Seller. If any Seller fails to perform any of its agreements or obligations under the Agreement or any other Transaction Documents, the Agent or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent or its designee incurred in connection therewith shall be payable by such Seller as provided in Section 5.4 of the Agreement.
(u)    Commercial Tort Claims. Each Seller and Servicer shall promptly, and in any event within two (2) Business Days after the same is acquired by such Seller or Servicer, notify the Agent of any commercial tort claim (as defined in the UCC) acquired by a Seller and, unless otherwise consented by the Agent, such Seller shall enter into a supplement to the Agreement granting to the Purchaser a security interest in such commercial tort claim.
(v)    Risk Retention.    Each Seller shall (i) on an ongoing basis retain a net economic interest in the Pool Receivables assigned or pledged by such Seller to the Purchaser hereunder in an amount at least equal to 5% of the aggregate Outstanding Balance of such Pool Receivables at such time in accordance with Paragraph 1 of Article 122a of the CRD, (ii) not change the manner in which it retains such net economic interest since the Closing Date, except to the extent permitted under such Paragraph 1 and (iii) not enter into any credit risk mitigation, short position or any other hedge with respect to such net economic interest, except to the extent permitted under such Paragraph 1.
(w)    No Petition Agreement by Servicers. Each Servicer hereby agrees that it will not institute, or join any other Person in instituting, against any Seller any Insolvency Proceeding for at least two years and one day following the Final Payout Date. Each Servicer further agrees that notwithstanding any provisions contained in the Agreement to the contrary, the Sellers shall not, and shall not be obligated to, pay any amount in respect of any Servicing Fee or otherwise to such Servicer pursuant to the Agreement unless the applicable Seller has received funds which are available therefore pursuant to Section 1.6 of the Agreement. Any amount which any Seller does not pay pursuant to the operation of the preceding sentence shall not constitute a claim against or corporate obligation of such Seller for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this clause shall survive any termination of the Agreement.
(x)    No Petition Agreement by Sellers. Each Seller hereby agrees that it will not institute, or join any other Person in instituting, against the Other Seller any Insolvency Proceeding for at least two years and one day following the Final Payout Date. The agreements in this clause shall survive any termination of the Agreement.
(y)    Certain Tax Matters regarding the Cayman Seller. None of the Servicers or the Cayman Seller will take any action or omit to take any action that could, individually or in the aggregate, reasonably likely cause Cayman Seller to be treated as engaged in the conduct of a trade or business in the United States for U.S. federal income tax purposes or otherwise be subject to U.S. federal, state, or local income or franchise tax.
(z)    Certain Tax Matters regarding the U.S. Seller. None of the Servicers or the U.S. Seller will take any action or omit to take any action that could, individually or in the aggregate, reasonably likely cause U.S. Seller to be subject to any tax measured by gross or net income, or the substantial equivalent thereof.
(aa)    OFAC. No Seller will use any proceeds of any Receivable or any Investment under the Agreement to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
(bb)    Lock-Box Agreements. Upon receipt of a request from the Agent (in its sole discretion) (a “Lock-Box Notice Request”) the U.S. Seller and the Servicers (if requested) shall promptly enter into one or more Lock-Box Agreements, as specified in such Lock-Box Notice Request, covering the Excluded Accounts with the applicable Lock-Box Bank. The U.S. Seller and the Servicers (if requested) shall enter into such Lock-Box Agreement in accordance with the applicable Lock-Box Notice Request no later than the date, if any, specified in such Lock-Box

Notice Request, and shall delivered fully executed copies thereof to the Agent promptly following execution thereof.
(cc)    Further Assurances. Each Seller and Servicer (i) shall provide, at its own expense, such cooperation, information and assistance, and prepare and supply the Agent with such data regarding the Receivables and the performance by each Seller and each Servicer of their respective obligations under the Agreement and each of the other Transaction Documents, as may be reasonably requested by the Agent from time to time and (ii) hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the purchases made under the Agreement and/or security interest granted pursuant to the Agreement or any other Transaction Document, or to enable the Agent (on behalf of the Purchaser) to exercise and enforce the Purchasers’ rights and remedies under the Agreement and any other Transaction Document.
(dd)    Post-Closing Covenants. No later than 90 days following the date hereof, the Cayman Seller and the Servicers shall deliver (or cause to be delivered) to the Agent, each of the following:
(i)    a fully executed acknowledgement executed by Commerzbank AG confirming their receipt of the Account Pledge Agreement with respect to the German Accounts maintained with Commerzbank AG set forth on Schedule II to this Agreement, in form and substance reasonably satisfactory to the Agent;
(ii)    a fully executed acknowledgement executed by Royal Bank of Scotland plc confirming their receipt of the Account Pledge Agreement with respect to the UK Accounts maintained with Royal Bank of Scotland plc set forth on Schedule II to this Agreement, in form and substance reasonably satisfactory to the Agent;
(iii)    a fully executed acknowledgement executed by Deutsche Bank AG confirming its receipt of the Account Pledge Agreement with respect to the German Collection Accounts set forth on Schedule II to this Agreement, in form and substance reasonably satisfactory to the Agent;
(iv)    a fully executed acknowledgement executed by Royal Bank of Scotland plc confirming its receipt of the Account Pledge Agreement with respect to the UK Collection Accounts set forth on Schedule II to this Agreement, in form and substance reasonably satisfactory to the Agent;
(v)    a fully executed acknowledgement executed by Sparkasse Weilheim confirming their receipt of the Account Pledge Agreement with respect to the German Accounts maintained with Sparkasse Weilheim set forth on Schedule II to this Agreement, in form and substance reasonably satisfactory to the Agent; and
(vi)    a fully executed acknowledgement executed by Deutsche Bank AG confirming their receipt of the Account Pledge Agreement with respect to the German

Accounts maintained with Deutsche Bank AG set forth on Schedule II to this Agreement, in form and substance reasonably satisfactory to the Agent.
(ee)    Additional Post-Closing Covenants. No later than 30 days following the date hereof, the Cayman Seller and the Servicers shall deliver (or cause to be delivered) to the Agent, each of the following:
(i)    a fully executed Account Pledge Agreement executed by the Cayman Seller and the Agent with respect to the RBS GBP Collection Account and the RBS USD Collection Account, in form and substance reasonably satisfactory to the Agent; and
(ii)    the account number for the RBS GBP Collection Account and the RBS USD Collection Account.

EXHIBIT V
TERMINATION EVENTS
Each of the following shall be a “Termination Event”:
(a)    any Servicer, Originator or Seller shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days; or
(b)    Manitowoc (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights, pursuant to the Agreement, which Manitowoc (or such Affiliate) then has as Servicer; or
(c)    any representation or warranty or certification made or deemed made by any Seller, Originator or Servicer (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document or any information or report delivered by any Seller or Servicer pursuant to the Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or
(d)    any Seller, Originator or Servicer shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or any other Transaction Document on its part to be performed or observed, or any Seller shall fail to enforce any rights under any Transaction Document against any Originator or shall give up any such rights, and any such failure (or such giving up) shall remain unremedied for ten (10) Business Days after such Seller, Originator or Servicer, as applicable, has notice or knowledge thereof (or, with respect to a failure to deliver a Monthly Report or Daily Report pursuant to the Agreement, such failure shall remain unremedied for two (2) Business Days); or
(e)    any Seller, Originator or Servicer shall fail to pay any principal of or premium or interest on any of its Debt (or Buy-Back Obligations, as defined in the Credit Agreement) which is outstanding in a principal amount of at least (x) in the case of any Originator or Servicer, ten million dollars ($10,000,000) or, in the case of one or both of the Sellers (together in the aggregate), ten thousand dollars ($10,000), in any case, in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)    the Agreement or any Investment or Reinvestment pursuant to the Agreement (including, without limitation, the deemed Investment occurring on the Closing Date pursuant to Section 1.3(a) of the Agreement) shall for any reason (other than pursuant to the terms hereof) (i) cease to create, or cease to be, a valid and enforceable perfected ownership or security interest in each Pool Receivable and the Related Security and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim or (ii) cease to create with respect to the Pool Assets, or the interest of the Purchaser with respect to the Pool Assets shall cease to be, a valid and enforceable first priority perfected ownership or security interest, free and clear of any Adverse Claim; or
(g)    any Seller, Manitowoc, any Originator, any Servicer that is an Affiliate of Manitowoc or any other Subsidiary of Manitowoc or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as such debts become due (Zahlungsunfähigkeit), is threatened with insolvency (drohende Zahlungsunfähigkeit) or, solely with respect to any German Originator, any German Servicer or any such Affiliate organized under German law or whose chief executive office or principal place of business is in Germany, is “overindebted” (überschuldet; provided that “overindebted” in this case is used with a meaning equivalent to, and not broader than, überschuldet), or shall make a general assignment for the benefit of creditors or commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in §§ 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung); or any proceeding shall be instituted by or against any Seller, Manitowoc, any Originator or any such Servicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, receivership, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, insolvency administrator, custodian or other similar official for it or for any substantial part of its property or with respect to any German Servicer or German Originator (i) the commencement of insolvency proceedings (Eröffnung des Insolvenzverfahrens) pursuant to the provisions of the German Insolvency Code (Insolvenzordnung), or (ii) the ordering by the insolvency court of a general prohibition of disposal (allgemeines Verfügungsverbot) or the order by the insolvency court that such German Servicer or German Originator may only dispose of its assets with the consent of a preliminary insolvency administrator pursuant to Section 21 para. 2 No. 2 of the German Insolvency Code (Insolvenzordnung) and, in the case of any such proceeding instituted against it (but not instituted by it), either (a) such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or (b) in any such proceeding, there is entered an order for relief against, or there is appointed a receiver, trustee, insolvency administrator, custodian or other similar official for, it or for any substantial part of its property) or any Seller, Manitowoc, any Originator or any such Servicer shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or
(h)    as of the last day of any calendar month, the arithmetic average for the most recent three calendar months of (A) the Default Ratios shall exceed five and one-half percent (5.5%), or (B) the Dilution Ratios shall exceed eight percent (8.0%); or

(i)    the Purchased Assets Coverage Percentage shall exceed one hundred percent (100%) and such condition shall continue unremedied for more than two (2) consecutive Business Days; or
(j)    a Change in Control shall occur with respect to Manitowoc or any Seller; or
(k)    the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any assets of any Seller or any Originator and such lien or any other lien filed thereunder shall not have been released within ten (10) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of any Seller or any Originator and such lien shall not have been released within five (5) Business Days; or
(l)    a Servicer Default shall occur; or
(m)    a Purchase and Sale Termination Event shall occur; or
(n)    one or more judgments for the payment of money in an aggregate amount in excess of ten million dollars ($10,000,000) shall be rendered against Manitowoc, any Subsidiary of Manitowoc or any combination thereof (or in excess of ten thousand dollars ($10,000) shall be rendered against one or both Sellers, together in the aggregate) and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Manitowoc or any Subsidiary of Manitowoc or the Sellers to enforce any such judgment; or
(o)    the “Receivables Indebtedness” (as such term is defined in the Credit Agreement, as the Credit Agreement may be amended, amended and restated, supplemented, or otherwise modified from time to time) exceeds the amount thereof permitted under the Credit Agreement (as the Credit Agreement may be amended, amended and restated, supplemented, or otherwise modified from time to time); or
(p)    the aggregate uncollected amount of accounts receivable sold pursuant to “Permitted Securitizations” and “Factoring Agreements” (as such terms in quotation marks are defined in the Credit Agreement, as the Credit Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time) exceeds the amount thereof permitted under the Credit Agreement (as the Credit Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time); or
(q)    the net worth of the U.S. Seller is less than five million U.S. Dollars ($5,000,000), or the net worth of the Cayman Seller is less than one million U.S. Dollars ($1,000,000); or
(r)    a Material Adverse Effect shall occur; or

(s)    any Originator for any reason ceases to transfer, or is legally unable to transfer, Receivables to any Seller under any Purchase and Sale Agreement to which such Originator and such Seller are a party, or any Seller ceases to acquire Receivables from the Originators.

EXHIBIT VI
SUPPLEMENTAL REPRESENTATIONS, WARRANTIES AND COVENANTS
In addition to the representations, warranties and covenants contained in Exhibits III and IV of the Agreement, to induce the Purchaser and the Agent to enter into the Agreement and, in the case of the Purchaser, to make Investments and Reinvestments, each Seller hereby represents, warrants, and covenants as follows:
A.    The Receivables.

1.
The Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in the Pool Receivables in favor of the Purchaser, which ownership or security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from such Seller.

2.
(x) The Pool Receivables transferred to a Seller pursuant to the U.S. Purchase and Sale Agreement constitute “accounts” within the meaning of the applicable UCC, (y) the Pool Receivables transferred to a Seller pursuant to the Canadian Purchase and Sale Agreement (and any Pool Receivables transferred to the U.S. Seller by Garland prior to the Closing Date) constitute “accounts” within the meaning of the PPSA and (z) the Pool Receivables transferred to a Seller pursuant to the Euro Purchase and Sale Agreement are not evidenced or otherwise payable by chattel paper, a promissory note, a bill of exchange or other instrument (other than a cheque).

3.
The U.S. Seller (in the case of all U.S. Originator Receivables) or the Cayman Seller (in the case of all German Originator Receivables, UK Originator Receivables and Canadian Originator Receivables) owns and has good and marketable title to the Pool Receivables free and clear of any Adverse Claim.

4.
The applicable Seller has caused (and will cause each Originator to cause), within ten days after the first transfer of Receivables by such Originator to such Seller, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale and contribution of the Receivables from each applicable Originator to such Seller pursuant to the applicable Purchase and Sale Agreement, and the ownership and security interests transferred and granted by such Seller to the Purchaser under the Agreement. During the period from the Closing Date to the Final Payout Date, the Cayman Seller shall cause the Purchaser’s ownership and security interest in the Purchased Assets to be recorded on the Cayman Seller’s register of mortgages and charges maintained at the Cayman Seller’s registered office in the Cayman Islands.

B.	The Lock-Box Accounts and the Collection Account.

1.	Each of the Lock-Box Accounts and Collection Accounts (other than any European Accounts or European Collection Account) constitute “deposit accounts” within the meaning of the applicable UCC.

2.
The Sellers (or in the case of (i) any German Account, a Seller or a German Originator, (ii) any UK Account, a Seller or a UK Originator or (iii) any Excluded Account, a Seller or an Originator) (individually or together) own and have good and marketable title to the Lock-Box Accounts and Collection Accounts free and clear of any Adverse Claim.

3.
The Sellers (individually or together) have delivered to the Purchaser a fully executed Lock-Box Agreement relating to each Lock-Box Account (other than the Excluded Accounts) (or, with respect to each European Account, an Account Pledge Agreement) and a fully executed Collection Account Agreement relating to each Collection Account (or, with respect to each European Collection Account, an Account Pledge Agreement), in each case, pursuant to which the applicable Lock-Box Bank and/or Collection Account Bank, as the case may be, has agreed, following notice from the Agent, to comply with all instructions originated by the Agent (on behalf of the Purchaser) directing the disposition of funds in such Lock-Box Account or Collection Account, as the case may be, without further consent by any Seller or Servicer.

4.
Each Seller (or (i) the applicable German Originator in the case of any German Account or (ii) the applicable UK Originator in the case of any UK Account) has established procedures such that any Permitted Investments purchased with funds (other than funds remitted to such Seller in accordance with Section 1.6 of this Agreement) withdrawn from the Lock-Box Accounts and/or the Collection Account will be either (i) credited to a “securities account” (within the meaning of the applicable UCC) over which the Purchaser will have a first priority perfected security interest, (ii) purchased in the name of the Purchaser, or (iii) held in another manner sufficient to establish the Purchaser’s first priority perfected security interest over such Permitted Investments.

C.	Priority.

1.
Other than the transfer of the Receivables to the Sellers and the Purchaser under the Purchase and Sale Agreements and the Agreement, respectively, and/or the ownership or security interest transferred or granted to the Sellers and the Purchaser pursuant to the Purchase and Sale Agreements and this Agreement, respectively, no Seller or Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Receivables, any Lock-Box Account, any related lock-box or post office box, any Collection Account or any subaccount thereof, except for any such pledge, grant or other conveyance which has been released or terminated. No Seller or Originator has authorized the filing of, or is aware of any financing statements against any Seller or Originator that include a description of Receivables or any Lock-Box Account, any Collection Account or any subaccount thereof, other than any financing statement (i) relating to the sale thereof by the Originators to the Sellers under the Purchase and Sale Agreements, (ii) relating to the ownership or security interest granted to the Purchaser under the Agreement, or (iii) that has been released or terminated.

2.	Neither Seller is aware of any judgment, ERISA or tax lien filings against either any Seller or Originator.

3.
Neither the Lock-Box Accounts nor the Collection Accounts are in the name of any Person other than a Seller, the Purchaser or, with respect to (i) any German Account, a German Originator, (ii) any UK Account, a UK Originator or (iii) any Excluded Account, an Originator. No Seller, Originator or Servicer has consented to any bank maintaining such accounts to comply with instructions of any Person other than the Purchaser or the Agent on its behalf, or with respect to any Excluded Account, any Originator.

4.
Notwithstanding any other provision of the Agreement or any other Transaction Document, the representations contained in this Exhibit VI shall survive, continue, and remain in full force and effect in each case until the Final Payout Date.

5.	[Reserved].

6.
In order to evidence the interests of the Purchaser under the Agreement, each Servicer shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, without limitation, such actions as are reasonably requested by the Purchaser or the Agent) to maintain and perfect, as a first-priority interest, the Purchaser’s ownership or security interest in the Pool Receivables, Related Security and Collections with respect thereto. Each Servicer shall, from time to time and within the time limits established by law, prepare and present to the Agent for the Agent’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Purchaser’s ownership or security interest as a first-priority interest. The Agent’s approval of such filings shall authorize the applicable Servicer to file such financing statements under the UCC or PPSA registered assignments and/or financing statements, verification statements or similar filings, as applicable, without the signature of any Seller, any Originator or the Purchaser where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, no Servicer shall have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Agent.

ANNEX A
FORM OF INVESTMENT NOTICE
[Date]
Wells Fargo Bank, N.A.
1100 Abernathy Road
Suite 1600
Atlanta, GA  30328
Attention:    Ryan Tozier
Wells Fargo Bank, N.A., London Branch
5th Floor, Bow Bells House
1 Bread Street
London EC4M 9BE
Attention: Tania Saldanha

Re:	Manitowoc Funding, LLC / Manitowoc Cayman Islands Funding Ltd. – Investment Notice
Ladies and Gentlemen:
Please refer to the Fifth Amended and Restated Receivables Purchase Agreement dated as of December 15, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Manitowoc Funding, LLC (the “U.S. Seller”) and Manitowoc Cayman Islands Funding Ltd. (the “Cayman Seller”), as Sellers, The Manitowoc Company, Inc., Garland Commercial Ranges Limited, Manitowoc Foodservice UK Limited, Manitowoc Deutschland GmbH and Convotherm-Elektrogeräte GmbH, as initial Servicers, Wells Fargo Bank, N.A., as Agent and as Purchaser. Capitalized terms defined in the Agreement and used herein without definition have the meanings set forth in the Agreement.
Pursuant to Section 1.2(a) of the Agreement:
1.    The [U.S. Seller] [Cayman Seller] [Servicer identified on the signature page hereto on behalf of the [U.S. Seller] [Cayman Seller]] (such Person, the “Notice Person”) hereby gives notice to the Agent of a proposed Investment with the requested amount of Capital and Investment Date below:

(a)	U.S. Seller:
Amount of Capital:        $[_________]
Investment Date:        [_________]

(b)	Cayman Seller:
Amount of Capital:        $[_________]
Amount of Capital:        €[_________]

Amount of Capital:         CAD[_________]
Amount of Capital:         £[_________]
Investment Date:        [_________]
2.    The Notice Person hereby represents and warrants that:

(a)	The Net Outstanding Balances of the Receivables in the Net Eligible Pool is $[_________].

(b)	The Eligible Unapplied Cash and Credits is $[_________].

(c)	The Net Eligible Pool Balance is $[_________].

(d)	Immediately after giving effect to such requested Investment the following statements will be true and correct:

(i)	(A) The Aggregate Capital will be $[_______], (B) the Net Investment Limit will be $[_______], and (C) the Aggregate Capital will not exceed the Net Investment Limit.

(ii)	(A) The Purchased Assets Coverage Percentage will be [___]%, and (B) the Purchased Assets Coverage Percentage will not exceed 100%.

(iii)
(A) The U.S. Capital will be $[_______], (B) the Net Outstanding Balance of all Eligible Receivables denominated in U.S. Dollars that are then included in the Receivables Pool will be $[_______], and (C) the U.S. Capital will not exceed the Net Outstanding Balance of all Eligible Receivables denominated in U.S. Dollars that are then included in the Receivables Pool.

(iv)
(A) The CAD Capital will be CAD [_______], (B) the Net Outstanding Balance of all Eligible Receivables denominated in Canadian Dollars that are then included in the Receivables Pool will be CAD [_______], and (C) the CAD Capital will not exceed the Net Outstanding Balance of all Eligible Receivables denominated in Canadian Dollars that are then included in the Receivables Pool.

(v)
(A) The Euro Capital will be €[_______], (B) the Net Outstanding Balance of all Eligible Receivables denominated in Euros that are then included in the Receivables Pool will be €[_______], and (C) the Euro Capital will not exceed the Net Outstanding Balance of all Eligible Receivables denominated in Euros that are then included in the Receivables Pool.

(vi)
(A) The GBP Capital will be £[_______], (B) the Net Outstanding Balance of all Eligible Receivables denominated in GBP that are then included in the Receivables Pool will be £[_______], and (C) the GBP Capital will not exceed the Net Outstanding Balance of all Eligible Receivables denominated in GBP that are then included in the Receivables Pool.

3.	The Notice Person hereby direct the Agent to wire transfer the Capital of such requested Investment to the following account(s):

[--Insert Wiring Instructions--]

Very truly yours,
[MANITOWOC FUNDING, LLC, as a Seller
By
    Name:
    Title:
MANITOWOC CAYMAN ISLANDS FUNDING LTD., as a Seller
By
    Name:
    Title:]

[THE MANITOWOC COMPANY, INC., as a Servicer
By
    Name:
    Title:]

ANNEX B
FORM OF MONTHLY REPORT

(Attached)

B-1

ANNEX C
FORM OF PAYDOWN NOTICE
[Date]
Wells Fargo Bank, N.A.
1100 Abernathy Road
Suite 1600
Atlanta, GA  30328
Attention:    Ryan Tozier
Wells Fargo Bank, N.A.
5th Floor, Bow Bells House
1 Bread Street
London EC4M 9BE
Attention: Tania Saldanha

Re:	Manitowoc Funding, LLC / Manitowoc Cayman Islands Funding Ltd. – Paydown Notice
Ladies and Gentlemen:
Please refer to the Fifth Amended and Restated Receivables Purchase Agreement dated as of December 15, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Manitowoc Funding, LLC (the “U.S. Seller”) and Manitowoc Cayman Islands Funding Ltd. (the “Cayman Seller”), as Sellers, The Manitowoc Company, Inc., Garland Commercial Ranges Limited, Manitowoc Foodservice UK Limited, Manitowoc Deutschland GmbH and Convotherm-Elektrogeräte GmbH, as initial Servicers, Wells Fargo Bank, N.A., as Agent and as Purchaser. Capitalized terms defined in the Agreement and used herein without definition have the meanings set forth in the Agreement.
This letter constitutes a Paydown Notice pursuant to Section 1.2(f) of the Agreement.
1.    The Seller(s) identified on the signature page hereto hereby gives notice to the Agent of a proposed reduction in the Aggregate Capital in the amount and on the Paydown Date set forth below:

(a)	U.S. Seller:
Amount of Capital:        $[_________]
Paydown Date (1):        [_________]

(b)	Cayman Seller:
Amount of Capital:        $[_________]
(1) Notice must be given at least one (1) Business Day prior to the requested Paydown Date for a reduction of U.S. Capital and one (1) Business Day prior to the requested Paydown Date for the reduction of Capital of any other Approved Currency.

C-1

Amount of Capital:        €[_________]
Amount of Capital:        CAD[_________]
Amount of Capital:        £[_________]
Paydown Date (2):        [_________]
2.    After giving effect to the above requested reduction in the Aggregate Capital, the Aggregate Capital will be $[_______], the U.S. Capital will be $[______], the CAD Capital will be CAD[______],the GBP Capital will be £[_______] and the Euro Capital will be €[_______].

(2) Notice must be given at least one (1) Business Day prior to the requested Paydown Date for a reduction of U.S. Capital and three (3) Business Days prior to the requested Paydown Date for the reduction of Capital of any other Approved Currency.

C-2

IN WITNESS WHEREOF, the undersigned has caused this Paydown Notice to be executed by its duly authorized officer as of the date first above written.

Very truly yours,
MANITOWOC FUNDING, LLC, as a Seller
By
    Name:
    Title:
MANITOWOC CAYMAN ISLANDS FUNDING LTD., as a Seller
By
    Name:
    Title:

C-3